Exhibit 99.1

SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

The following summary consolidated results of operations data for fiscal 2004, 2005 and 2006 and the balance sheet data as of December 31, 2006 have been derived from our audited consolidated financial statements included in this offering circular. The following pro forma credit statistics for fiscal 2006 give effect to this offering and the application of proceeds and the other transactions contemplated hereby, as if they occurred at the beginning of the period presented. The following summary as adjusted balance sheet data gives effect to this offering and the application of proceeds and the other transactions contemplated hereby, as if they occurred as of December 31, 2006.

The other financial data and pro forma credit statistics set forth below include calculations of EBITDA, Adjusted EBITDA and ratios based on Adjusted EBITDA. These data and statistics are not measures of operating results or cash flows, as determined in accordance with generally accepted accounting principles. Please see footnote (1) below for further discussion of these measures.

You should read the information set forth below in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this offering circular.

	Fiscal Year
	2004	2005	2006
	(dollars in thousands except ratios)

Results of Operations Data:
Net sales	$417,751	$402,279	$362,215
Gross profit	67,510	64,172	65,788
Income (loss) from continuing operations	2,821	(1,510)	(1,411)
Other Financial Data:
Adjusted EBITDA(1)	$43,449	$40,931	$42,969
EBITDA(1)	43,240	38,299	39,846
Depreciation and amortization	6,016	4,025	2,315
Capital expenditures	972	1,999	1,189
Pro Forma Credit Statistics:
Ratio of net debt(2) to Adjusted EBITDA			4.5x
Ratio of Adjusted EBITDA to interest expense			2.0x

	As of December 31, 2006
	Actual		As Adjusted
	(dollars in thousands)

Balance Sheet Data:
Cash and cash equivalents	$36,022	(3)	$11,159	(4)
Accounts receivable, net	88,979		88,979
Total assets	167,102		148,876
Total debt(2)	256,944		202,638
Redeemable preferred stock(5)	115,208		—
Total shareholders’ deficit(6)	(321,648)		(158,534)

(1)	EBITDA is not an alternative measure of operating results or cash flows from operations, as determined in accordance with accounting principles generally accepted in the United States. We have included EBITDA because we believe it is an indicative measure of operating performance and our ability to meet our debt service requirements and is used by investors and analysts to evaluate companies with our capital structure. As presented by us, EBITDA may not be comparable to similarly titled measures reported by other companies. EBITDA should be considered in addition to, not as a substitute for, operating income, income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States.

EBITDA for each period is defined as income (loss) from continuing operations plus (i) income tax provision, (ii) Michigan single business and similar taxes, (iii) minority interests and equity in affiliates, net of taxes, (iv) interest expense, net, (v) gain on extinguishment of debt, (vi) loss on asset impairment and sale, and (vii) depreciation and amortization (including goodwill impairment charges). Losses on asset impairment and sale have been added back for EBITDA purposes as these represent charges that will not require cash settlement at any future date. Michigan single business and similar taxes are treated like other income based taxes for purposes of EBITDA calculations, although U.S. generally accepted accounting principles require that such amounts are included as a component of operating income due to the nature of the tax.

The following table reconciles income (loss) from continuing operations to EBITDA:

	Fiscal Year
	2004	2005	2006
	(dollars in thousands)

Income (loss) from continuing operations	$2,821	$(1,510)	$(1,411)
Plus:
Income tax provision	1,607	708	7,718
Michigan single business and similar taxes	1,988	1,737	1,736
Minority interests and equity in affiliates, net of taxes	—	—	—
Interest expense, net	30,808	34,043	29,488
Gain on extinguishment of debt	—	(704)	—
Loss on asset impairment and sale	—	—	—
Depreciation and amortization (including goodwill impairment charges)	6,016	4,025	2,315

EBITDA	$43,240	$38,299	$39,846

We believe that Adjusted EBITDA is a useful measure of our future operating performance and ability to meet debt service obligations as it provides historical information related to operations which we continue to manage and operate and is indicative of our future operating performance and our ability to service debt obligations. Adjusted EBITDA reflects EBITDA plus the following item:

(a)	Restructuring and severance costs, comprised of facility consolidation costs, asset impairment and termination payments and related benefit costs, incurred in connection with headcount reductions, primarily in North America and Europe.

The following table reconciles EBITDA to Adjusted EBITDA:

	Fiscal Year
	2004	2005	2006
	(dollars in thousands)

EBITDA	$43,240	$38,299	$39,846
Plus:
Restructuring and severance costs	209	2,632	3,123

Adjusted EBITDA	$43,449	$40,931	$42,969

(2)	Net debt and as adjusted total debt do not include the existing mezzanine term notes and fourth lien term notes. A new holding company that will own all of the stock of MSX International, Inc. will issue new notes to the holders of the mezzanine term notes and fourth lien term notes and our obligations under these existing notes will be cancelled.

(3)	Includes restricted cash and cash equivalents. All restricted cash and cash equivalents will be released upon consummation of this offering.

(4)	Does not reflect accrued interest after December 31, 2006. Interest on the senior secured notes due 2007 and senior subordinated notes due 2008 accrues at approximately $1.9 million per month. If these notes are redeemed on April 30, 2007, interest expense from December 31, 2006 would total approximately $7.6 million. We will use additional cash on hand to pay accrued interest.

(5)	As part of the refinancing plan, the preferred stock of MSX International, Inc. will be cancelled as a result of the formation of the new holding company.

(6)	As adjusted total shareholders’ deficit reflects (i) the write-off of approximately $1.5 million in deferred financing costs relating to the refinancing of our senior secured notes due 2007 and our senior subordinated notes due 2008 contemplated hereby, (ii) the net increase to additional paid-in capital of $49.6 million related to the cancellation of the existing mezzanine term notes and fourth lien term notes, and (iii) the increase to additional paid-in capital of $115.2 million related to the cancellation of the existing redeemable preferred stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2006, on an actual basis and as adjusted to give effect to the sale of the notes in this offering, the application of proceeds as described in “Use of Proceeds,” and the formation of our new holding company as if each had occurred on that date. The table below should be read in conjunction with “Use of Proceeds,” “Summary Consolidated Historical and Pro Forma Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Certain Indebtedness,” and our historical consolidated financial statements and related notes included elsewhere in this offering circular.

	As of December 31, 2006
	Actual		As Adjusted(1)
	(dollars in thousands)

Cash and cash equivalents	$36,022	(2)	$11,159	(3)

Total debt:
Senior credit facility	$—		$—
Senior secured notes due 2012	—		200,000
Senior secured notes due 2007	75,377	(4)	—
Mezzanine term notes(5)	24,862	(4)	—
Fourth lien term notes(5)	24,067	(6)	—
Senior subordinated notes	130,000		—
Notes payable to Satiz(6)	2,638		2,638

Total debt	256,944		202,638

Redeemable preferred stock(7)	115,208		—

Total shareholders’ deficit	(321,648)		(158,534	)(9)

Total capitalization	$50,504		$44,104

(1)	As adjusted for this offering and the use of net proceeds described under “Use of Proceeds,” as well as other transactions contemplated hereby.

(2)	Includes restricted cash and cash equivalents. All restricted cash and cash equivalents will be released upon consummation of this offering.

(3)	Does not reflect accrued interest after December 31, 2006. Interest on the senior secured notes due 2007 and senior subordinated notes due 2008 accrues at approximately $1.9 million per month. If the notes are redeemed on April 30, 2007, interest expense from December 31, 2006 would total approximately $7.6 million. We will use additional cash on hand to pay accrued interest.

(4)	Net of unamortized discount.

(5)	As part of the refinancing plan, the holders of the mezzanine term notes and fourth lien term notes will receive new notes issued by the new holding company and our obligations under these notes will be cancelled.

(6)	Includes accrued interest.

(7)	With the sale of Satiz, a subsidiary based in Italy, on April 21, 2006, we agreed to honor €4.3 million of promissory notes previously issued and payable to Satiz. Proceeds received from the sale of Satiz during 2006 were used to fund a portion of the promissory note obligations. The balance of the notes are payable in quarterly installments of principal and interest through October 31, 2008, except amounts prepaid from sale proceeds.

(8)	As part of the refinancing plan, the holders of the preferred stock of MSX International, Inc. will receive preferred stock of the new holding company and the preferred stock of MSX International, Inc. will be cancelled.

(9)	As adjusted total shareholders’ deficit reflects (i) the write-off of approximately $1.5 million in deferred financing costs relating to the refinancing of our senior secured notes due 2007 and our senior subordinated notes due 2008 contemplated hereby, (ii) the net increase to additional paid-in capital of $49.6 million related to the cancellation of the existing mezzanine term notes and fourth lien term notes, and (iii) the increase to additional paid-in capital of $115.2 million related to the cancellation of the existing redeemable preferred stock.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected historical consolidated financial data (other than EBITDA from continuing operations, as defined) as of and for the five fiscal years ended December 31, 2006 have been derived from our audited historical financial statements. The results of operations for the periods presented include the results of operations of acquired companies from the effective date of their acquisition. Results of operations classified as discontinued are shown separately. The selected financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this offering circular.

	Fiscal Year Ended
	Dec. 29,	Dec. 28,	Jan. 2,		Jan. 1,	Dec. 31,
	2002	2003	2005		2006	2006
	(dollars in thousands)

Operations Data:
Net Sales	$483,690	$460,222	$417,751		$402,279	$362,215
Cost of Sales	409,227	390,120	350,241		338,107	296,427

Gross profit	74,463	70,102	67,510		64,172	65,788
Selling, general and administrative expenses	53,909	44,791	32,065		29,003	26,870
Goodwill impairment charges	4,265	—	—		—	—
Restructuring and severance costs	3,967	19,266	209		2,632	3,123
Gain on extinguishment of debt	—	—	—		(704)	—
Loss on asset impairment and sale	4,356	1,652	—		—	—

Income from continuing operations before interest, income taxes, and equity in affiliates	7,966	4,393	35,236		33,241	35,795
Interest expense, net	23,951	28,604	30,808		34,043	29,488

Income (loss) from continuing operations before income taxes, minority interests and equity in affiliates, net of taxes	(15,985)	(24,211)	4,428		(802)	6,307
Income tax provision (benefit)	(3,651)	17,303	1,607		708	7,718
Less minority interests and equity in affiliates, net of taxes	2,524	(40)	—		—	—

Income (loss) from continuing operations before cumulative effect of accounting change for goodwill impairment	(14,858)	(41,474)	2,821		(1,510)	(1,411)
Income (loss) from discontinued operations	(9,634)	(25,304)	(1,164)		(112,900)	7,377

Income (loss) before cumulative effect of accounting change for goodwill impairment	(24,492)	(66,778)	1,657		(114,410)	5,966
Cumulative effect of accounting change for goodwill impairment	(38,102)	—	—		—	—

Net income (loss)	$(62,594)	$(66,778)	$1,657		$(114,410)	$5,966

Other Data:
EBITDA from continuing operations(1)	$31,290	$26,007	$43,240		$38,299	39,846
Capital expenditures	9,003	2,588	972		1,999	1,189
Ratio of earnings to fixed charges(2)	—	—	1.1	x	—	1.2	x
Balance Sheet Data:
Cash and cash equivalents(3)	$10,935	$36,650	$34,377		$27,737	$36,022
Total assets	432,542	436,083	382,571		214,436	167,102
Total senior secured debt	104,674	130,261	130,864		121,688	124,306
Total debt	234,674	260,261	260,864		251,688	256,944
Redeemable preferred stock	72,629	81,812	91,312		102,566	115,208
Shareholders’ deficit	(108,817)	(177,474)	(183,462)		(310,834)	(321,648)

(1)	EBITDA is not a measure of operating results or cash flows from operations, as determined in accordance with accounting principles generally accepted in the United States. We have included EBITDA because we believe it is an indicative measure of operating performance and is used by investors and analysts to evaluate companies with our capital structure. As presented by us, EBITDA may not be comparable to similarly titled measures reported by other companies. EBITDA should be considered in addition to, not as a substitute for, operating income, income (loss) from continuing operations, cash flows, and other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States.

EBITDA for each period is presented as defined in our senior secured note indenture and is calculated as income (loss) from continuing operations before cumulative effect of accounting change, plus (i) income tax provision (benefit), (ii) Michigan single business and similar taxes, (iii) minority interests and equity in affiliates, net of taxes, (iv) interest expense, net, (v) gain on extinguishment of debt, (vi) loss on asset impairment and sale, (vii) depreciation, and (viii) goodwill impairment charges. Gain on extinguishment of debt, losses on asset impairment and sale and goodwill impairment charges have been added back for EBITDA purposes as these represent amounts that will not require cash settlement at any future date. Michigan single business and similar taxes are treated like other income based taxes for purposes of EBITDA calculations.

The following table reconciles income (loss) from continuing operations before cumulative effect of accounting change to EBITDA from continuing operations, as defined:

	Fiscal Year Ended
	Dec. 29,	Dec. 28,	Jan. 2	Jan. 1,	Dec. 31,
	2002	2003	2005	2006	2006
	(dollars in thousands)

Income (loss) from continuing operations before cumulative effect of accounting change	$(14,858)	$(41,474)	$2,821	$(1,510)	$(1,411)
Income tax provision (benefit)	(3,651)	17,303	1,607	708	7,718
Michigan single business and similar taxes	2,701	2,279	1,988	1,737	1,736
Minority interests and equity in affiliates, net of taxes	2,524	(40)	—	—	—
Interest expense, net	23,951	28,604	30,808	34,043	29,488
Gain on extinguishment of debt	—	—	—	(704)	—
Loss on asset impairment and sale	4,356	1,652	—	—	—
Depreciation	12,002	17,683	6,016	4,025	2,315
Goodwill impairment charges	4,265	—	—	—	—

EBITDA from continuing operations	$31,290	$26,007	$43,240	$38,299	$39,846

(2)	For the purposes of calculating the ratio of earnings to fixed charges, earnings is defined as income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness plus amortization of debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense. For the fiscal years 2002, 2003 and 2005, our earnings were insufficient to cover fixed charges by $16.0 million, $24.2 million and $0.8 million, respectively.

(3)	Includes restricted cash and cash equivalents.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with “Selected Consolidated Financial Data” and our historical consolidated financial statements and related notes included elsewhere in this offering circular. This discussion contains forward-looking statements that are based on our management’s current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements and as a result of the factors we describe under “Risk Factors” and elsewhere in this offering circular.
Overview
     Our business segments are affected by differing industry dynamics within a highly competitive automotive market. Our traditional product offerings, particularly in the engineering and staffing areas, are under intense pressures due to continuing cost containment and consolidation actions at our major clients. As a result of these and other industry trends, we have experienced overall revenue declines during the past several years. We believe that automotive OEM budgets will continue to be challenged due to excess capacity, competition for market share, and pressure to reduce costs. In response to these trends, we are focused on the following strategies:

•	Increase margins though emphasis on higher return solutions offerings — We are committed to developing and delivering higher value-added integrated business solutions to address the complex and evolving outsourcing needs of our clients. We believe this will both enhance profitability and solidify our position as a one-stop outsource business solution provider.

•	Capitalize on growing trend toward outsourcing — In many instances, our principal competition is our clients’ in-house operations. These internal resources often have other operational priorities, or they have become relatively costly or non-responsive to organizational requirements. We believe our clients are implementing outsourcing strategies in order to reduce costs, increase flexibility, and gain access to unique expertise or technologies.

•	Increase market share — Based on our significant experience delivering complex technical services to OEMs and dealers, we possess the credibility and technical expertise to serve other constituents in the automotive industry with similar outsourcing requirements. Our goal is to expand and diversify our client base by cross-selling our capabilities to existing clients and providing our clients with an integrated portfolio of technical business solutions.

Our long-term strategy is to expand warranty management and dealer process improvement related programs with current and prospective clients. Our warranty management programs focus on reducing overall customer warranty and warranty administration costs through outsourcing arrangements while implementing process improvements and best practices. The goal of our dealer process improvement programs is to increase aftermarket and related sales while maximizing customer satisfaction for our clients. We believe that these solutions address specific client needs in the increasingly competitive market. As we continue to penetrate new clients in the automotive industry, we are also working to expand our solutions offerings. Although we cannot provide assurance about the future, we believe this strategy will enhance profitability and competitiveness on existing business while we work to expand higher value offerings to current and prospective clients.

We are continually evaluating the rate of return on our portfolio of service offerings based on changing market conditions. During the fourth quarter of fiscal 2004, we determined we would seek to divest substantially all of our engineering and staffing businesses in Europe. The sale of these businesses was completed during 2005 and 2006. During the first quarter of 2005, we determined we would seek to divest our technical and commercial publishing business based primarily in Italy and closed the sale in 2006. In January 2006, we completed the sale of a contract-manufacturing subsidiary in the U.S. During the first quarter of fiscal 2006, we approved, and subsequently completed, the sale of selected U.S. staffing operations. Management will continue to explore and evaluate additional development alternatives to focus on our business units with higher growth and return prospects, particularly in the areas of warranty management and dealer process improvement solutions.

The following analysis of our results of operations and liquidity and capital resources should be read in conjunction with our consolidated financial statements and the related notes. Where necessary, prior year information has been modified to conform to the current year presentation. Operations classified as discontinued at December 31, 2006 have been excluded from the discussion of continuing operations and are discussed separately under the heading “Discontinued Operations.”

Results of Operations

Fiscal Year Ended December 31, 2006 Compared with the Fiscal Year Ended January 1, 2006

Net Sales.  Overall, consolidated net sales decreased $40.1 million, or 10.0%, compared to fiscal 2005. Our sales by segment, net of intercompany sales, were as follows:

	Fiscal Year Ended		Inc / (Dec) vs. 2005
	2006	2005	$	%
	(dollars in thousands)

Integrated Business Solutions	$171,056	$170,931	$125	0.1%
Human Capital Solutions	106,378	139,576	(33,198)	(23.8)%
Engineering Services	84,781	91,772	(6,991)	(7.6)%

Total net sales	$362,215	$402,279	$(40,064)	(10.0)%

Sales of integrated business solutions reflect an increase in sales from European operations of $11.4 million compared to 2005. The increase is primarily due to a number of new warranty, retail and technical programs that began in 2006. These sales also reflect variations in exchange rates on non-U.S. operations during 2006. Foreign exchange rate movements increased sales $1.7 million versus fiscal 2005. These increases were fully offset by lost or reduced program volumes attributed to cost reduction efforts by our traditional U.S. clients.

The decline in human capital solutions reflects reduced volumes in our U.S. automotive contract staffing services. Sales declined approximately $33.2 million from 2005 to 2006 mostly due to the exit of substantially all staffing programs with Delphi Corporation, which represents a $19.2 million decrease year-over-year. The majority of Delphi programs were transitioned to other suppliers subsequent to their filing for bankruptcy protection in October 2005. The decrease in sales of human capital solutions also reflects further reductions in automotive staffing volumes, primarily related to programs with General Motors Corp. and Ford Motor Company. Declines in such programs represent a $12.0 million reduction in sales from 2005 to 2006.

Sales of engineering services reflect decreased volumes in selected outsourced OEM engineering programs and specialty shop programs due to reduced OEM spending on specialty vehicle and accessory development. Reductions in U.S. based programs were offset by a $5.7 million increase in sales from our Brazilian contract engineering operations. The increase is due to a $1.9 million increase on Ford Motor Company related programs and a positive impact from exchange rates of $3.8 million from 2005 to 2006.

Operating Income.  Our consolidated gross profit, selling, general and administrative expenses, and operating income for the periods presented were as follows:

	Fiscal Year Ended		Inc / (Dec) vs. 2005
	2006	2005	$	%
	(dollars in thousands)

Gross profit	$65,788	$64,172	$1,616	2.5%
% of net sales	18.2%	16.0%	n/a	n/a
Selling general and administrative expenses	$26,870	$29,003	$(2,133)	(9.5)%
% of net sales	7.4%	7.2%	n/a	n/a
Operating income	$35,795	$33,241	$2,554	7.7%
% of net sales	9.9%	8.3%	n/a	n/a

Overall gross profit from continuing operations increased in fiscal 2006 over fiscal 2005 due primarily to indirect cost savings, partially offset by decreased sales volumes. Volume reductions resulted in a decrease in gross profit of approximately $14.1 million. Volume reductions were more than offset by cost savings and improved mix of higher margin programs. We have realigned our variable cost structure to current levels of business by reducing indirect labor, operating costs, and the elimination of unprofitable operations that are not strategic to our long-term growth. We will continue to rationalize our cost structure for selected programs while working to expand more profitable lines of business.

Selling, general and administrative costs decreased for 2006, but increased as a percentage of sales versus 2005. Reductions have been achieved through consolidation and streamlining of supporting operations resulting in reduced headcount and related costs. We continually evaluate selling, general and administrative expenses versus current and projected levels of business and expect to adjust our supporting operations as necessary.

Operating results during fiscal 2006 and 2005 reflect cost reduction actions that resulted in restructuring costs totaling $3.1 million and $2.6 million, respectively. Such costs primarily represent facility consolidation costs and severance and related costs associated with employee reductions. We will continue to review operational and support costs relative to projected levels of business and take actions to optimize our cost structure. For a detailed analysis and explanation of these costs refer to “Restructuring Initiatives” below.

During the fourth quarter of fiscal 2005, a subsidiary of MSXI agreed to settle a debt obligation under a silent partnership agreement resulting in a gain on the extinguishment of $0.7 million. The silent partnership debt had an original maturity of December 31, 2005. The settlement was funded from cash operations.

Interest Expense.  Interest expense, net decreased from $34.0 million during fiscal 2005 to $29.5 million during fiscal 2006, a decrease of $4.5 million. The decrease in interest expense compared to fiscal 2005 primarily resulted from the impact of foreign exchange rates on the recorded value of U.S. dollar-denominated debt issued by our U.K. subsidiary. Net of foreign exchange driven reductions, interest expense improved slightly year-over-year due to reduced short-term borrowing requirements under our bank credit lines.

Income Taxes.  Our provision for income taxes was $7.7 million during fiscal 2006 compared to $0.7 million during fiscal 2005. The following summarizes items impacting our effective income tax rate during fiscal 2006 and 2005:

	Fiscal Year Ended
	December 31,	January 1,
	2006	2006
	(dollars in thousands)

Tax at 35% U.S. statutory rate	$2,207	$(281)
Valuation allowance	4,616	2,564
Effect of foreign tax rates	(318)	(1,044)
State and local taxes	215	401
Other, net	998	(932)

	$7,718	$708

The provisions for fiscal 2006 and 2005 include an income tax benefit of approximately $2.1 million and $2.6 million, respectively, related to the reversal of valuation allowances primarily in our foreign operations. These benefits resulted from changes in the composition of the respective operations due to completed sale transactions. Based on such changes, management determined that it was more likely than not that certain deferred tax assets will be realized in the future. We intend to utilize tax planning strategies, where possible, to ensure utilization of tax assets that are available.

Fiscal Year Ended January 1, 2006 Compared with the Fiscal Year Ended January 2, 2005

Net Sales.  Overall, consolidated net sales decreased $15.5 million, or 3.7%, compared to fiscal 2004. Fiscal 2005 results reflect one week less sales for selected businesses due to the additional week included during fiscal 2004 as a result of our fiscal calendar. This reduction in billable days along with unfavorable exchange rates on non-U.S. sales were the primary reasons for the reduction in net sales from continuing operations during fiscal 2005. Our sales by segment, net of intercompany sales, were as follows:

	Fiscal Year Ended		Inc / (Dec) vs. 2004
	2005	2004	$	%
	(dollars in thousands)

Integrated Business Solutions	$170,931	$181,863	$(10,932)	(6.0)%
Human Capital Solutions	139,576	147,566	(7,990)	(5.4)%
Engineering Services	91,772	88,322	3,450	3.9%

Total net sales	$402,279	$417,751	$(15,472)	(3.7)%

Year-over-year sales of integrated business solutions reflect favorable volumes on warranty management and retail service improvement programs in both European and U.S. operations. Our sales also reflect variations in exchange rates on non-U.S. operations during 2005. Foreign exchange rate movements increased sales $3.3 million versus fiscal 2004. Improvements in sales volumes in warranty and retail programs have been offset by reductions in other traditional programs, primarily related to document management services. Reductions were primarily due to the cancellation of such programs due to cost reduction actions at our clients.

The decline in human capital solutions reflects reduced program volumes attributed to cost reduction efforts by our traditional U.S. clients. Reductions in fiscal 2005 also reflect reduced billable days versus fiscal 2004 due to our fiscal calendar year.

Sales of engineering services reflect increased volumes from selected programs. Most notably, our tire and wheel assembly operations benefited from the launch of a second line during the fourth quarter of 2004 and our Brazilian contract engineering operations realized increased headcounts on Ford Motor Company related programs. Improvements in those areas were partially offset by reduced volumes in engineering and specialty shop programs versus 2004.

Operating Income.  Our consolidated gross profit, selling, general and administrative expenses, and operating income for the periods presented were as follows:

	Fiscal Year Ended		Inc / (Dec) vs. 2004
	2005	2004	$	%
	(dollars in thousands)

Gross profit	$64,172	$67,510	$(3,338)	(4.9)%
% of net sales	16.0%	16.2%	n/a	n/a
Selling, general and administrative expenses	$29,003	$32,065	$(3,062)	(9.5)%
% of net sales	7.2%	7.7%	n/a	n/a
Operating income	$33,241	$35,236	$(1,995)	(5.7)%
% of net sales	8.3%	8.4%	n/a	n/a

Overall gross profit from continuing operations decreased from fiscal 2004 due to reduced sales volumes, partially offset by indirect cost savings. Volume reductions resulted in a decrease in gross profit of over $5.2 million. Volume reductions were partially offset by cost savings and improved mix of higher margin programs.

Selling, general and administrative expenses decreased $3.1 million compared to fiscal 2004. Selling, general and administrative expenses, as a percentage of net sales, were 7.2% during fiscal 2005 compared to 7.7% during fiscal 2004. The overall decline is due to cost reductions, net of increased investment in selected sales and business development initiatives during fiscal 2005.

Operating results during fiscal 2005 and 2004 reflect cost reduction actions that resulted in restructuring costs totaling $2.6 million and $0.2 million, respectively. Such costs primarily represent payments for severance and related costs associated with employee reductions. For a detailed analysis and explanation of these costs refer to “Restructuring Initiatives” below.

During the fourth quarter of fiscal 2005 a subsidiary of MSXI agreed to settle a debt obligation under a silent partnership agreement resulting in a gain on the extinguishment of $0.7 million. The silent partnership debt had an original maturity of December 31, 2005. The settlement was funded from cash operations.

Interest Expense.  Interest expense, net increased from $30.8 million during fiscal 2004 to $34.0 million during fiscal 2005, an increase of $3.2 million. The increase in interest expense compared to fiscal 2004 primarily resulted from the impact of foreign exchange rates on the recorded value of U.S. dollar denominated debt issued by our U.K. subsidiary. Changes in exchange rates resulted in an adverse impact during fiscal 2005 and a favorable impact during fiscal 2004.

Income Taxes.  Our provision for income taxes was $0.7 million during fiscal 2005 compared to $1.6 million during fiscal 2004. The following summarizes items impacting our effective income tax rate during fiscal 2005 and 2004:

	Fiscal Year Ended
	January 1,	January 2,
	2006	2005
	(dollars in thousands)

Tax at 35% U.S. statutory rate	$(281)	$1,550
Valuation allowance	2,564	4,371
Effect of foreign tax rates	(1,044)	(1,776)
State and local taxes	401	(176)
Other, net	(932)	(2,362)

	$708	$1,607

The fiscal 2005 provision includes an income tax benefit of approximately $2.6 million related to the reversal of valuation allowances primarily in our U.K. operations. Excluding this benefit, the effect of valuation allowances was consistent during 2005 compared to 2004. Other items impacting the effective tax rates relate to non-deductible expenses in selected jurisdictions.

Restructuring Initiatives

We completed significant restructuring programs during the past three years in response to lower demand for information technology staffing solutions, cost containment actions at major clients and deferrals of product development initiatives in the automotive industry. Such actions affecting our business have included extended seasonal shutdowns beyond normal seasonal variances, contract staffing reductions, and fee reductions due to competitive pressures and client cost reduction initiatives. In response, we have taken steps to reduce employment costs in selected business units through reductions in staffing levels.

Management has implemented several cost reduction plans to optimize our cost structure and align resources with our growth strategy. The incremental costs of these programs have been reported during these years as restructuring and related charges and all initiatives to date have been initiated or completed at the end of fiscal 2006. The table below details the restructuring charges related to continuing operations for the last three fiscal years:

	Fiscal Year Ended
	December 31,	January 1,	January 2,
	2006	2006	2005
	(dollars in thousands)

Employee termination and related costs	$1,021	$2,632	$209
Facility consolidation costs	1,445	—	—
Asset impairments and other costs	657	—	—

Total restructuring charges	$3,123	$2,632	$209

Employee termination and related costs.  Costs associated with employee terminations consist of severance pay, placement services, and legal and related fees. In accordance with SFAS No. 146 these charges were recorded at the time it was communicated to the employees that they were being involuntarily terminated. Reductions have been focused on indirect and administrative positions based on projected levels of business and streamlining of supporting processes.

Facility consolidation costs.  We continually analyze our operating facilities based on profitability, lease terms, and geographic and program requirements. In response to the reductions in business, we have reduced the number of facilities we operate from 78 as of December 29, 2002 to 28 as of December 31, 2006. Facility consolidation costs include lease termination fees, rental expense, property taxes, commissions, moving expenses and legal fees associated with the vacating of facilities.

On October 23, 2006, we entered into an agreement to terminate the lease of a facility in Auburn Hills, MI, with a remaining lease term through 2011. The lease termination resulted in a one-time payment to the lessor of $1.4 million, which represents approximately one year of lease payments. Our decision to terminate the lease is consistent with continuing efforts to reduce on-going operating costs through consolidation of facilities. Operations at the location were either moved to our existing facilities or shut down as of December 31, 2006.

Asset impairments and other costs.  During 2006, we recorded non-cash asset impairment charges totaling $0.3 million. The charges were based on an assessment of the recoverability of our long-lived assets. Assets are considered impaired if the book value exceeds the undiscounted cash flows expected from the use of the asset. The 2006 charges also include leasehold improvements that were abandoned as a result of facility consolidations.

For additional information regarding the restructuring liability, refer to Note 4 of our consolidated financial statements.

Discontinued Operations

In accordance with SFAS No. 144, discontinued operations include components of entities or entire entities that, through anticipated disposal transactions, will be eliminated from the on-going operations of MSXI. Management has determined these businesses are no longer core to our strategy due to changing competitive requirements, customer demands, and a required focus on business with higher growth and return prospects. For all businesses reflected as discontinued, a process for selling such operations has been initiated or completed. The following are the operations classified as held for sale as of the periods presented:

Assets Held for Sale

At December 31, 2006

•	Certain property held by MSX International Engineering GmbH

At January 1, 2006

•	MSX International Engineering GmbH, our remaining engineering operations in Germany (selected assets sold July 30, 2006)

•	Satiz S.r.l., our Italian technical and commercial publishing business (sold April 21, 2006)

•	Creative Technology Services, LLC (sold January 19, 2006)

The following summary results of operations information is derived from the businesses that are classified as held for sale or sold as of December 31, 2006:

	December 31,	January 1,	January 2,
	2006	2006	2005
	(dollars in thousands)

Net sales	$31,440	$141,484	$212,348
Cost of sales	27,761	129,607	199,757

Gross profit	3,679	11,877	12,591
Selling, general and administrative expense	1,573	8,401	11,501
Restructuring and severance	11	6,966	1,453
Goodwill impairment charge	—	106,696	—

Operating income (loss)	2,095	(110,186)	(363)
Interest (income) expense, net	(58)	(324)	846
Net (gain) loss on sale of businesses	(5,114)	4,000	—

Income (loss) before taxes, net	7,267	(113,862)	(1,209)
Income tax benefit	(110)	(962)	(45)

Income (loss) from discontinued operations	$7,377	$(112,900)	$(1,164)

Results of discontinued operations include restructuring charges for various actions implemented by management. Charges for fiscal 2006 and 2005 were related to an agreement between Satiz S.r.l. and various trade union organizations that established a program for permanent employment reductions affecting 124 personnel. Affected employees utilized the program during 2006. Charges during 2004 were related to severance from on-going employment reductions.

Fiscal 2005 results include a non-cash goodwill impairment charge totaling $89.8 million related to selected staffing operations in the U.S. and $16.9 million related to our technical and commercial publishing business in Italy. The charges represent the excess of book values over the estimated fair values of goodwill associated with such businesses. Fair value was determined based on the contemplated sale value for the businesses. Sales were subsequently completed during 2006 for approximately the contemplated values.

Effective July 30, 2006, we completed the disposition of selected assets and liabilities associated with our remaining engineering business in Germany. The operations were sold to PD Entwicklung GmbH for a purchase price of $5.4 million before related expenses. The purchase price is subject to potential adjustment related to the resolution of certain contingencies. At closing, $0.3 million of the purchase price was placed in escrow pending resolution of these matters. The sale resulted in a net gain of $1.3 million after related fees and expenses, subject to the final resolution of contingencies.

On April 21, 2006, MSX International Netherlands B.V., a wholly-owned indirect subsidiary, sold Satiz S.r.l. (“Satiz”), a wholly-owned indirect Italian subsidiary, to Localfin S.r.l. (“LocalFin”), an Italian company with offices in Via Sant ‘Ennodio 1/A, Pavia, Italy. LocalFin paid €1.5 million for Satiz, with the potential for additional payments based on (i) any refunds to Satiz by the Italian Government of certain taxes and (ii) 2007 revenues generated by Satiz. As part of the sale agreement, we agreed to honor promissory notes previously issued and payable to Satiz, which totaled approximately $5.4 million at closing. Proceeds from the sale were used to fund payments of a portion of the promissory notes payable to Satiz. The sale resulted in a net gain of about $3.6 million after fees and related expenses. The sale of Satiz eliminated on-going exposure to MSXI for restructuring and related closure costs associated with the operations.

On March 3, 2006, we concluded the sale of selected U.S. staffing businesses. The sale was completed for approximately $1.0 million plus royalties based on future performance of the business. Assets sold were comprised primarily of goodwill, net of an impairment charge recorded during the fourth quarter of fiscal 2005. Accounts receivable associated with the businesses were retained and have been substantially liquidated. The sale resulted in no gain or loss after fees and related expenses.

On January 19, 2006, we concluded the sale of an indirect, wholly-owned subsidiary, Creative Technology Services, LLC, for approximately $6.2 million in cash plus a note receivable for approximately $0.2 million. Net assets sold approximated $5.9 million at the time of sale. The transaction resulted in a net gain of about $0.5 million after related fees.

On October 1, 2005, we completed the disposition of substantially all of the engineering and staffing net assets of MSX International Limited, a U.K. subsidiary. The operations were sold to a newly organized subsidiary of ARRK Product Development Group Ltd. for a purchase price of approximately $7.9 million, before related expenses. The sale resulted in a net gain of $0.6 million after fees and related expenses. MSX International Limited continues to deliver technical business services and vendor management programs to our clients.

In June 2005, we completed the disposition of Cadform MSX Engineering GmbH (“Cadform”), an engineering subsidiary based in Germany. Prior to concluding the sale, MSX International Engineering GmbH (Cadform’s parent company) contributed €1 million of additional equity to Cadform and purchased certain real property from Cadform for €1.3 million. The sale was completed for nominal proceeds to MSXI resulting in a net loss of $4.6 million. The sale of Cadform eliminated on-going exposure to MSXI for restructuring and related closure costs associated with the operations.

Liquidity and Capital Resources

Cash Flows

General.  Historically, our principal capital requirements are for working capital, product development initiatives, and capital expenditures for customer programs. These requirements have been met through a combination of senior secured debt, senior subordinated notes, and cash from operations. In response to lower sales volumes and a de-emphasis on capital-intensive businesses we have reduced our capital expenditures for existing programs and selected new product development initiatives in recent years. Capital expenditure requirements for current programs have decreased commensurate with reduced demand for selected services and by redeploying underutilized assets. We also emphasize disciplined management of working capital. Days sales outstanding, accounts receivable agings, and other working capital metrics are monitored closely to minimize investments in working capital. We believe that such metrics are important to identify opportunities and potential problems, particularly those associated with the automated payment processes of our large automotive clients. Cash balances in excess of amounts required to fund daily operations are used to pay down any amounts outstanding under our credit facility. Thereafter, surplus funds are invested in short-term, money market investments.

We typically pay our employees on a weekly basis and receive payment from our clients within invoicing terms, which is generally a 30 to 60 day period after the invoice date. However, in connection with certain of our vendor management services, we collect related receivables at approximately the same time we make payment to suppliers.

Operating Activities.  Net cash provided by operating activities was $7.8 million in fiscal 2006, a $0.1 million increase from $7.7 million in fiscal 2005. Cash flows from operating activities are impacted by the timing of payments for vendor management programs. Funding for vendor management programs increased operating cash flow by $0.2 million versus fiscal 2005 due to the timing of receipts from clients. Unfunded payments for such programs are reflected as book overdrafts in our financial statements. Liquidation of selected inventories resulted in cash of $0.2 million during fiscal 2006 versus $3.8 million during fiscal 2005. Inventory levels primarily reflect activity associated with contract manufacturing operations in the U.S. Improved collection of receivables generated more cash during fiscal 2005 than during fiscal 2006. The remaining changes in cash from operating activities is due to declines in working capital as a result of reduced business levels and the exit from certain operations during 2006. As of December 31, 2006, $4.5 million of cash was held on behalf of a vendor management solutions partner. Such amounts will be paid to vendors or our partner company in accordance with normal terms.

Net cash provided by operating activities was $7.7 million in fiscal 2005, a $7.8 million decrease from $15.5 million in fiscal 2004. Cash flows from operating activities are impacted by the timing of payments for vendor management programs. Funding for vendor management programs reduced operating cash flow by $11.2 million versus fiscal 2004 due to the timing of receipts from clients. Unfunded payments for such programs are reflected as book overdrafts in our financial statements. Liquidation of selected inventories resulted in cash of $3.8 million during fiscal 2005 versus $3.5 million of investment during fiscal 2004. Inventory levels primarily reflect activity associated with contract manufacturing operations in the U.S. Remaining changes in cash from operations reflect lower earnings during fiscal 2005, primarily due to restructuring initiatives. As of January 1, 2006, $4.0 million of cash was held on behalf of a vendor management solutions partner.

Investing Activities.  Net cash provided by investing activities was $4.4 million in fiscal 2006 versus net cash used by investing activities of $7.1 million in fiscal 2005. Initial net proceeds of $11.4 million were generated from the sale of selected operations during 2006. The net proceeds received are maintained with our banking institution, which is subject to a blocked account control agreement pending resolution pursuant to our senior credit facility. Capital expenditures decreased $3.6 million for 2006 relative to 2005, offset by a $3.8 million payment to settle a dispute involving a contingent earnout obligation under the terms of a purchase agreement for the acquisition of Management Resources, Inc. Net cash used for investing activities during fiscal 2006 and 2005 includes payments related to an on-going acquisition earnout obligation. Final payments totaling $2.4 million for this obligation will be made during 2007.

Net cash used for investing activities was $7.1 million in fiscal 2005, a $2.6 million increase from $4.5 million in fiscal 2004. The increase reflects a $2.3 million increase in capital expenditures from 2004 to 2005. Initial net proceeds of $5.1 million were generated from the sale of selected European operations. However, $5.0 million of these proceeds were subject to limitations in our senior and subordinated bond indentures and were held in a restricted cash account. Net cash used for investing activities during fiscal 2005 and 2004 includes payments of $2.4 million per year related to an on-going acquisition earnout obligation.

Financing Activities.  Net cash used for financing activities was $1.5 million in fiscal 2006, a $10.8 million decrease from $12.3 million in fiscal 2005. The decrease is primarily due to cash provided by changes in revolving debt, net of $2.2 million in 2006 compared to a use of cash of $7.9 million in 2005.

Net cash used for financing activities was $12.3 million in fiscal 2005, a $0.5 million decrease from $12.8 million in fiscal 2004. Financing activities during 2005 include a decrease in book overdrafts of

$8.3 million compared to 2004 due primarily to the timing of payments for vendor management programs. The decrease is partially offset by changes in revolving debt, net of $6.3 million for 2005 compared to 2004 and a $1.9 million repayment of debt in 2005.

Debt Arrangements

Credit Facility.  Effective June 30, 2006, we entered into a credit agreement with Wells Fargo Foothill, Inc., as arranger and administrative agent. The credit agreement replaced our prior facility with JPMorgan Chase Bank, N.A., which was concurrently terminated. Our senior credit facility allows for borrowings up to $20.0 million, subject to accounts receivable collateral requirements, with an additional $5.0 million of availability reserved exclusively for the issuance of letters of credit. The term of the credit agreement is three years. In connection with this refinancing, we anticipate extending the term of our senior credit facility until the date which is ninety (90) days prior to the maturity date of the notes offered hereby. We also anticipate that the total line (borrowings and letters of credit) will increase from $25.0 million to $30.0 million.

Senior Secured Notes and Mezzanine Term Notes.  On August 1, 2003 we completed private offerings of senior secured notes totaling $100.5 million that mature on October 15, 2007. The transactions included the issuance of $75.5 million aggregate principal amount of 11% senior secured notes and $25.0 million aggregate principal amount of 11.5% mezzanine term notes. These notes were issued by both MSXI and MSX International Limited, a wholly owned subsidiary in the U.K. The $25.0 million of mezzanine term notes were issued to Citicorp Mezzanine III, L.P. Proceeds from the combined offering totaled $95.5 million, net of related expenses and discounts and were used to repay all debt outstanding under our existing credit facility. These transactions refinanced our debt obligations over a longer term and removed certain restrictive covenants in place under prior arrangements.

As part of the refinancing plan, the $75.5 million senior secured notes will be repaid with the proceeds from the offering contemplated hereby and the $25.0 million mezzanine term notes will be cancelled and the holders will receive new notes issued by the new holding company. These notes will be senior notes with a maturity of six (6) years with an interest rate of 14% per annum. The holding company may, at its option, pay interest in additional pay-in-kind senior notes rather than paying interest in cash.

Fourth Lien Term Notes.  Upon consummation of the private offering of senior secured notes, our second secured term note was amended and restated into a $14.7 million note issued by MSXI and a $2.4 million note issued by MSX International Limited. The amendments to the notes also included extending the maturity from June 7, 2007 to January 15, 2008, and resetting the covenants in the notes so that they are equivalent to the senior notes sold on August 1, 2003.

As part of the refinancing plan, the fourth lien term notes will be cancelled and the holders will receive new notes issued by the new holding company. These notes will be senior notes with a maturity in excess of six (6) years with an interest rate of 8% per annum. The holding company may, at its option, pay interest in additional pay-in-kind subordinated notes rather than paying interest in cash.

Senior Subordinated Notes.  We have $130.0 million of 11 3/8% unsecured senior subordinated notes outstanding, which are registered under the Securities Act of 1933. The notes mature on January 15, 2008 with interest payable semi-annually.

These notes will be repaid with the proceeds from the offering contemplated hereby.

Satiz Promissory Notes.  Effective with the sale of Satiz on April 21, 2006, we agreed to honor €4.3 million of promissory notes previously issued and payable to Satiz. Proceeds received from the sale of Satiz during 2006 were used to fund a portion of the promissory note obligations. The balance of the notes is payable in quarterly installments of principal and interest through October 31, 2008, except amounts prepaid from sale proceeds.

Additional information regarding these obligations is set forth in Note 10 to our consolidated financial statements.

Liquidity and Available Financing

Our total indebtedness as of December 31, 2006 consists of senior secured notes, mezzanine term notes, fourth lien term notes, senior subordinated notes, and borrowings under various short-term arrangements. In addition, effective June 30, 2006 we entered into a credit agreement with Wells Fargo Foothill, Inc., as arranger and administrative agent. The credit agreement replaced our prior facility with JPMorgan Chase Bank, N.A., which was concurrently terminated. Our senior credit facility allows for borrowings up to $20.0 million, subject to accounts receivable collateral requirements, with an additional $5.0 million of availability reserved exclusively for the issuance of letters of credit. The term of the credit agreement is three years subject to refinancing of our senior secured notes and senior subordinated notes at least sixty (60) days prior to their maturity. In connection with this refinancing, we anticipate extending the term of our senior credit facility until the date which is ninety (90) days prior to the maturity date of the notes offered hereby. We also anticipate that the total line (borrowings and letters of credit) will increase from $25.0 million to $30.0 million.

Available borrowing under our senior credit facility as of December 31, 2006 is subject to adequate accounts receivable collateral requirements. As of December 31, 2006 we had $14.4 million available for immediate borrowing, subject to minimum availability requirements and based on eligible accounts receivable as determined in accordance with our credit facility agreement. As of December 31, 2006 there were no borrowings under our senior credit facility.

The credit agreement is secured by a first priority lien on substantially all of the current and future assets of MSXI and each domestic subsidiary. Borrowings by our United Kingdom subsidiary are also secured by substantially all of the assets of our United Kingdom subsidiaries. Advances under the new agreement bear interest at either a LIBOR rate or a Base Rate, as established by Wells Fargo Foothill, Inc., plus a margin of 2.5% for LIBOR rate loans and 1.5% for Base Rate loans. The credit agreement contains certain customary representations and warranties and ratifications that must be met on an ongoing basis.

Our ability to borrow under the credit agreement is subject to a borrowing base determined by our accounts receivable, and net of certain reserves. Eligible accounts receivable and related reserve requirements are subject to the discretion of Wells Fargo Foothill, Inc. In addition to usual and customary affirmative and negative covenants, the credit agreement contains a number of covenants which restrict, among other things, our ability to incur additional debt, grant liens, make loans, advances, and investments, engage in transactions with affiliates, dispose of assets, prepay and refinance debt, and make certain changes in our business.

At December 31, 2006, $4.4 million of restricted cash is subject to a blocked account control agreement with our banking institution. Restricted cash represents the net proceeds received from the sale of selected operations during fiscal 2006. Restricted cash may be used to reduce debt outstanding or to fund selected operational cash needs subject to restrictions in our senior credit facility and bond indentures. In addition to our total indebtedness, we also have contractual and other commitments under various arrangements as discussed below.

We believe that our financing arrangements provide us with sufficient financial flexibility to fund our operations, debt service requirements and contingent earnout obligations through the term of our senior and subordinated debt obligations, which mature in October 2007 and January 2008, respectively. Our ability to access additional capital in the long-term depends on availability of capital markets and pricing on commercially reasonable terms as well as our credit profile at the time we are seeking funds. From time-to-time, we review our long-term financing and capital structure. As a result of our review, we may periodically explore alternatives to our current financing, including the issuance of additional long-term debt, refinancing our credit facility and other restructurings or financings. In addition, we may from time to time seek to retire our outstanding notes in open market purchases, privately negotiated transactions or otherwise. These repurchases, if any, will depend on prevailing market conditions based on our liquidity requirements, contractual restrictions and other factors. The amount of repurchases of our notes may be material and may involve significant amounts of cash and/or financing availability.

On March 9, 2007, we announced our plans to offer $200.0 million principal amount of senior secured notes due 2012, as contemplated hereby. The notes are expected to be issued as units by certain of our subsidiaries in France, Germany, and the United Kingdom in a private placement and are expected to be guaranteed on a senior secured basis by us and each of our existing and future domestic subsidiaries, by each issuer and by certain subsidiaries in the United Kingdom. We intend to use the net proceeds of the offering to repay certain existing indebtedness, including our senior secured notes due October 15, 2007 and our senior subordinated notes due January 15, 2008.

Contractual Obligations and Off-Balance Sheet Arrangements

Our material obligations under firm contractual and other arrangements, including commitments for future payments under long-term debt arrangements, operating lease arrangements and other long-term obligations as of December 31, 2006 are summarized below.

	Payments Due by Period
		Less than			After
Contractual Obligations	Total	1 Year	1-3 Years	4-5 Years	5 Years
	(dollars in thousands)

Total debt	$256,944	$102,230	$154,714	$—	$—
Operating leases	5,620	4,002	1,618	—	—
Earnout obligation	2,417	2,417	—	—	—
Multi-employer pension plan obligations	944	199	596	149	—

Total	$265,925	$108,848	$156,928	$149	$—

The earnout obligation is related to a contingent obligation pursuant to a prior acquisition. The monetary terms of the settlement are consistent in present value with amounts previously reserved by the company, with the balance paid in equal quarterly installments over three years. In addition to our total indebtedness, we also have a contingent commitment under a letter of credit totaling about $4.3 million, without duplication. Except for our letter of credit, we have no other existing off-balance sheet financing arrangements.

Interest payments on our senior and term notes are due semi-annually. Estimated interest payments of $28.3 million and $7.4 million will be due in 2007 and 2008, respectively, assuming the respective notes are carried to expiration.

Critical Accounting Policies

Our critical accounting policies are more fully described in Note 2 to our consolidated financial statements. Certain accounting policies applied require management’s judgment in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to a degree of uncertainty. Management judgments are based on historical experience, information from our customers, market and regional trends, and other information. Significant accounting policies include:

•	Valuation of accounts receivable — Periodically, we review accounts receivable to reassess our estimates of collectibility. We provide valuation reserves for bad debts based on specific identification of likely and probable losses. In addition, we provide valuation reserves for estimates of aged receivables that may be written off, based upon historical experience. These valuation reserves are periodically re-evaluated and adjusted as more information about the ultimate collectibility of accounts receivable becomes available. Circumstances that could cause our valuation reserves to increase include changes in our customer’s liquidity and credit quality, other factors negatively impacting our customers’ ability to pay their obligations as they come due and the quality of our collection efforts.

•	Valuation of goodwill and long-lived assets — During the fourth quarter of each fiscal year we review the carrying value of our goodwill and long-lived assets for impairment based on projections of anticipated discounted cash flows. Determining market values based on discounted cash flows requires management to make significant estimates and assumptions including, but not limited to, long-term projections of cash flows, investment requirements, market conditions, and appropriate discount rates.

Management judgments are based on historical experience, information from our customers, market and regional trends, and other information including, in the case of discount rates, cost of capital data compiled by third parties. While we believe that the estimates and assumptions underlying our valuation models are valid, different assumptions could result in a larger or smaller charge to earnings. In completing our analysis in 2006 we used a discount rate of 12.35%, which represents the median weighted average cost of capital for the staffing industry per Ibbotson Associates, in our cash flows calculations. A 1% change in the discount rate results in a $8.5 million change in the calculated fair value assuming all other assumptions are unchanged.

In addition to our annual impairment analysis, we evaluate the carrying value of specific assets and liabilities when facts and circumstances warrant such a review. During fiscal 2005, results of discontinued operations include goodwill impairment charges totaling $106.7 million related to selected staffing businesses and Satiz. Both charges represent the estimated excess of book value over the fair value of such businesses. Fair value for these businesses was determined based on contemplated sale values for each business.

•	Deferred income taxes — At December 31, 2006 our consolidated balance sheet includes net deferred tax assets of $4.7 million. As of December 31, 2006, valuation allowances totaling $64.9 million have been established against a substantial portion of our deferred tax assets. Valuation allowances were required due to cumulative operating losses generated by certain operations. In accordance with SFAS No. 109, when negative evidence such as cumulative losses exists management must place considerable weight on historical results and less weight on future projections when evaluating the realizability of deferred tax assets. As a result, management determined that the likelihood of realizing certain deferred tax assets was not sufficient to allow for continued recognition of assets.

•	Valuation of common stock purchase warrants — In connection with the issuance of mezzanine term notes during 2003, we granted to Citicorp Mezzanine III, L.P. the right to purchase 16,666 shares of our Class A common stock. The purchase warrants are exercisable at a price of $0.01 per share, subject to certain anti-dilution adjustments, through July 31, 2013. To determine the fair value of the warrants we completed a discounted cash flow analysis, which requires management to make significant estimates and assumptions including, but not limited to, long-term projections of cash flows, market conditions, and appropriate discount rates. During the third quarter of 2003, we recorded common stock purchase warrants at a fair value of $750,000. While we believe that the estimates and assumptions underlying our valuation models are valid, different assumptions could result in a different fair market value assigned to the warrants.

•	Reserves for self-insured risks — We are self-insured for a significant portion of our workers’ compensation, auto, general liability, and health insurance. Under our current self-insurance programs, we are generally responsible for up to $250,000 per claim for workers’ compensation. We maintain excess health insurance with independent insurance carriers to minimize our risks related to catastrophic claims. Under our current self-insurance program we are responsible for up to $150,000 of health insurance claims per person per year. Estimated costs are accrued for incurred claims and claims incurred but not yet reported. Factors considered in estimating our insurance reserves are the nature of outstanding claims including the severity of the claims, costs to settle existing claims, loss history and inflation, as well as estimates provided by our third party actuaries. Significant changes in the factors described above could have a material adverse impact on future operating results.

Inflation

Although we cannot anticipate future inflation, we do not believe that inflation has had, or is likely in the foreseeable future to have, a material impact on our results of operations. Our contracts typically do not include automatic adjustments for inflation.

Seasonality

The number of billing days in the period and the seasonality of our clients’ businesses primarily affect our quarterly operating results. Historically, demand for our services has been lower during automotive shutdown periods, including the year-end holidays.

Recently Issued Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This standard provides companies with an option to report selected financial assets and liabilities at fair value. This standard’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. This standard also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. This Statement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. We are currently evaluating the potential impact of this statement on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. We are currently evaluating the potential impact of this statement on our consolidated financial statements.

In September 2006, the SEC issued SAB No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. The guidance in SAB 108 must be applied to annual financial statements for fiscal years ending after November 15, 2006. The adoption of SAB 108 had no effect on our reported financial position, results of operations or cash flows for the periods presented.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109.” This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the potential impact of this statement on our consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to certain market risks, including interest rate and currency exchange rate risks. Risk exposures relating to these market risks are summarized below. This information should be read in connection with the consolidated financial statements and the related notes thereto included elsewhere in this offering circular.

Foreign Currency Risk

We are exposed to foreign currency risk in the ordinary course of business. For fiscal 2006, 44.1% of our net sales, excluding discontinued operations, were from markets outside of the U.S. To date, the majority of our exposure to foreign exchange fluctuations has been naturally hedged since our foreign operations’ revenues and operating costs are typically denominated in the same currency. We may periodically hedge specific transactions or obligations in non-functional currencies in order to mitigate any additional risk. However, we do not enter into financial instruments for trading or speculative purposes. For the fiscal years ended December 31, 2006 and January 1, 2006, adjustments from the translation of the financial results of our foreign operations decreased equity by approximately $4.1 million and $1.7 million, respectively.

Interest Rate Risk

The interest rate risk associated with our borrowing and investing activities is not significant in relation to our consolidated financial position, results of operations, or cash flows. We manage interest cost using a combination of fixed and variable rate debt. We have $75.4 million of senior secured notes outstanding at a fixed interest rate of 11% and $24.9 million of mezzanine term notes at a fixed interest rate of 11.5%. Both notes mature on October 15, 2007.

As of December 31, 2006, we had $130 million of senior subordinated notes outstanding at a fixed interest rate of 11 3/8%, which matures on January 15, 2008. As of December 31, 2006, the fair value of the senior subordinated notes was approximately $111 million, compared to its carrying value of $130 million.

Sales to Major Markets/Clients

Our current business is heavily reliant on the domestic and foreign automotive industries. Ford Motor Company, DaimlerChrysler, and General Motors Corp., including their automotive subsidiaries, accounted for approximately 48.3%, 20.9%, and 6.7% respectively, of our consolidated net sales for fiscal 2006, excluding discontinued operations. Significant future price or volume reductions from these clients could adversely affect our earnings and financial condition. We believe we can expand our services to other less cyclical industries and have had some success in doing so. However, there can be no assurance that our diversification efforts will fully offset the impact of any further declines in our current automotive markets.

Please note that reference to “guarantor subsidiaries” and “non-guarantor subsidiaries” in the accompanying financial statements refer to the guarantor subsidiaries and non-guarantor subsidiaries under the existing senior secured notes, and not the guarantor and non-guarantor subsidiaries related to the units (and notes related thereto) offered hereby. The subsidiaries who will be guarantors for the units (and notes related thereto) offered hereby will be different than the guarantors in the accompanying financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and
Shareholders of MSX International, Inc.

We have audited the accompanying consolidated balance sheet of MSX International, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2006 and January 1, 2006, and the related consolidated statements of operations, shareholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MSX International, Inc. and subsidiaries as of December 31, 2006 and January 1, 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 of the Company’s consolidated financial statements, the uncertainty of the Company’s ability to refinance certain debt obligations raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  Grant Thornton LLP

Southfield, Michigan
March 19, 2007

MSX INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS
As of December 31, 2006 and January 1, 2006

	December 31,	January 1,
	2006	2006
	(In thousands, except share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$31,635	$22,740
Restricted cash and cash equivalents (Note 2)	4,387	4,997
Accounts receivable, net (Notes 2 and 6)	88,979	96,684
Inventory	510	785
Prepaid expenses and other assets	2,511	3,708
Assets held for sale (Note 3)	—	36,229
Deferred income taxes, net (Note 15)	4,682	5,634

Total current assets	132,704	170,777
Property and equipment, net (Note 7)	2,371	3,757
Goodwill, net (Note 8)	25,781	26,504
Assets held for sale (Note 3)	1,073	5,588
Other assets	5,107	6,810
Deferred income taxes, net (Note 15)	66	1,000

Total assets	$167,102	$214,436

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Notes payable and current portion of long-term debt (Note 10)	$102,230	$—
Accounts payable and drafts (Note 11)	59,877	63,467
Accrued payroll and benefits	17,074	19,906
Liabilities held for sale (Note 3)	—	31,332
Other accrued liabilities (Note 9)	37,618	41,771

Total current liabilities	216,799	156,476
Long-term debt (Note 10)	154,714	251,688
Other long-term liabilities	2,029	5,402
Liabilities held for sale (Note 3)	—	9,138

Total liabilities	373,542	422,704
Commitments and contingencies (Note 12)	—	—
Redeemable Series A Preferred Stock (Note 13)	115,208	102,566
Shareholders’ deficit
Common Stock, $.01 par value, 5,000,000 aggregate shares of each of Class A and Class B Common Stock authorized; 486,354 shares of Class A Common Stock issued and outstanding	5	5
Additional paid-in capital	(24,881)	(24,881)
Common stock purchase warrants	750	750
Accumulated other comprehensive loss	(6,741)	(2,602)
Accumulated deficit	(290,781)	(284,106)

Total shareholders’ deficit	(321,648)	(310,834)

Total liabilities and shareholders’ deficit	$167,102	$214,436

The accompanying Notes to the Consolidated Financial Statements are an integral part of these statements.

MSX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Fiscal Years Ended December 31, 2006

	Fiscal Year	Fiscal Year	Fiscal Year
	Ended	Ended	Ended
	December 31,	January 1,	January 2,
	2006	2006	2005
	(In thousands)

Net sales	$362,215	$402,279	$417,751
Cost of sales	296,427	338,107	350,241

Gross profit	65,788	64,172	67,510
Selling, general and administrative expenses	26,870	29,003	32,065
Restructuring and severance costs	3,123	2,632	209
Gain on extinguishment of debt (Note 5)	—	(704)	—

Income from continuing operations before interest and income taxes	35,795	33,241	35,236
Interest expense, net	29,488	34,043	30,808

Income (loss) from continuing operations before income taxes	6,307	(802)	4,428
Income tax provision	7,718	708	1,607

(Loss) income from continuing operations	(1,411)	(1,510)	2,821
Income (loss) from discontinued operations, net of taxes (Note 3)	7,377	(112,900)	(1,164)

Net income (loss)	5,966	(114,410)	1,657
Accretion for redemption of preferred stock (Note 13)	(12,641)	(11,254)	(9,500)

Net loss available to common shareholders	$(6,675)	$(125,664)	$(7,843)

The accompanying Notes to the Consolidated Financial Statements are an integral part of these statements.

MSX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Fiscal Years Ended December 31, 2006

	Fiscal Year	Fiscal Year	Fiscal Year
	Ended	Ended	Ended
	December 31,	January 1,	January 2,
	2006	2006	2005
	(In thousands)

Cash flows from operating activities:
Net income (loss)	$5,966	$(114,410)	$1,657
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Gain) loss on asset impairment and sale	(5,114)	4,000	—
Gain on extinguishment of debt	—	(704)	—
Depreciation	2,334	4,946	8,543
Goodwill impairment charges	—	106,695	—
Amortization of debt issuance costs	5,115	4,628	4,345
Deferred income taxes (benefits)	2,366	(2,579)	953
Loss on sale/disposal of property and equipment	411	189	61
Decrease in receivables, net	11,601	35,647	48,414
Decrease (increase) in inventory	230	3,811	(3,543)
Decrease (increase) in prepaid expenses and other assets	1,196	(338)	1,502
Decrease in current liabilities	(14,531)	(30,242)	(48,855)
Long-term deferred compensation liabilities and other, net	(1,744)	(3,908)	2,434

Net cash provided by operating activities	7,830	7,735	15,511

Cash flows from investing activities:
Capital expenditures	(1,426)	(5,048)	(2,723)
Payments for contingent consideration and minority interests	(6,217)	(2,417)	(4,354)
Proceeds from sale/disposal of businesses, net of expenses paid	11,352	5,088	—
Proceeds from sale/disposal of equipment and investments	116	227	324
Increase in restricted cash and cash equivalents	(11,697)	(4,997)	—
Release of restricted cash and cash equivalents	12,307	—	—
Other, net	—	—	2,269

Net cash provided by (used for) investing activities	4,435	(7,147)	(4,484)

Cash flows from financing activities:
Repayment of debt	(3,783)	(1,901)	—
Debt issuance costs	(807)	(32)	(419)
Changes in revolving debt, net	2,160	(7,885)	(1,621)
Changes in book overdrafts, net	958	(2,462)	(10,721)

Net cash used for financing activities	(1,472)	(12,280)	(12,761)

Effect of foreign exchange rate changes on cash and cash equivalents	(2,171)	328	(539)

Cash and cash equivalents:
Increase (decrease) for the period	8,622	(11,364)	(2,273)
Balance, beginning of period	23,013	34,377	36,650

Balance, end of period (including $273 of cash held for sale as of 1/1/2006)	$31,635	$23,013	$34,377

Supplemental disclosure of cash flow information:
Cash paid for interest	$26,201	$26,884	$26,735
Cash paid for income taxes, net	4,095	2,952	1,181

The accompanying Notes to the Consolidated Financial Statements are an integral part of these statements.

MSX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT
For the Three Fiscal Years Ended December 31, 2006

			Common	Accumulated
			Stock	Other		Total
	Common	Additional	Purchase	Comprehensive	Accumulated	Shareholders’
	Stock	Paid-In-Capital	Warrants	Loss	Deficit	Deficit
	(In thousands, except share amounts)

Balance at December 28, 2003	$5	$(24,881)	$750	$(2,749)	$(150,599)	$(177,474)
Comprehensive income:
Net income					1,657	1,657
Foreign currency translation				1,855		1,855

Total comprehensive income						3,512
Accretion for redemption of preferred stock					(9,500)	(9,500)

Balance at January 2, 2005	5	(24,881)	750	(894)	(158,442)	(183,462)
Comprehensive income:
Net loss					(114,410)	(114,410)
Foreign currency translation				(1,708)		(1,708)

Total comprehensive loss						(116,118)
Accretion for redemption of preferred stock					(11,254)	(11,254)

Balance at January 1, 2006	5	(24,881)	750	(2,602)	(284,106)	(310,834)
Comprehensive income:
Net income					5,966	5,966
Foreign currency translation				(4,139)		(4,139)

Total comprehensive income						1,827
Accretion for redemption of preferred stock					(12,641)	(12,641)

Balance at December 31, 2006	$5	$(24,881)	$750	$(6,741)	$(290,781)	$(321,648)

The accompanying Notes to the Consolidated Financial Statements are an integral part of these statements.

MSX INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands unless otherwise stated)

1.	Organization and Basis of Presentation:

The accompanying financial statements of MSX International, Inc. and its consolidated subsidiaries (collectively “the Company” or “MSXI”) were prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company may not, however, be able to continue as a going concern. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company’s ability to operate profitably, to generate cash flows from operations, collections of receivables to fund its obligations, as well as the Company’s ability to maintain credit facilities and bonding capacity adequate to conduct its business. The Company’s senior secured and mezzanine notes, bearing a combined face value of $100.5 million, are due October 15, 2007. In addition, the Company’s fourth lien term notes and senior subordinated notes, bearing a combined face value of $154.1 million, are due January 15, 2008. The Company’s ability to refinance these obligations is uncertain and therefore raises doubt about its ability to continue as a going concern.

On March 9, 2007, the Company announced its plans to offer $200.0 million principal amount of senior secured notes due 2012. The notes are expected to be issued as units by certain of its subsidiaries in France, Germany, and the United Kingdom in a private placement and are expected to be guaranteed on a senior secured basis by the Company and each of its existing and future domestic subsidiaries, by each issuer and by certain subsidiaries in the United Kingdom. The Company intends to use the net proceeds of the offering to repay certain existing indebtedness, including its senior secured notes due October 15, 2007 and its senior subordinated notes due January 15, 2008.

MSXI is a holding company owned by Citicorp and affiliates and certain members of management. Where necessary, prior year information has been modified to conform to the current year presentation. Operations classified as discontinued at December 31, 2006 have been excluded from the discussion of continuing operations and are discussed separately in Note 3.

The Company is principally engaged in providing technical business services to automobile manufacturers and suppliers and other industries primarily in North America and Europe.

2.	Significant Accounting Policies:

a. Principles of Consolidation.  The accompanying financial statements include the accounts of MSX International, Inc. and all majority owned subsidiaries. Significant intercompany transactions have been eliminated. Companies that are 20 to 50 percent owned by MSXI or its wholly-owned subsidiaries are accounted for by the equity method of accounting. The Company uses a 52-53 week fiscal year that ends on the Sunday nearest December 31.

b. Cash and Cash Equivalents.  All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

c. Restricted Cash and Cash Equivalents.  Cash and cash equivalents that are subject to a blocked account control agreement with our banking institution. Restricted cash represents the net proceeds received from the sale of selected operations during fiscal 2006. Restricted cash may be used to reduce debt outstanding or to fund selected operational cash needs subject to restrictions in our senior credit facility and bond indentures.

d. Receivables.  Receivables are presented net of aggregate allowances for doubtful accounts of $0.2 million and $0.6 million at December 31, 2006 and January 1, 2006, respectively. The Company records an allowance for uncollectible accounts receivable based on historical loss experience, customer payment patterns and current economic trends. The Company reviews the adequacy of the allowance for uncollectible accounts receivable on a quarterly basis and, if necessary, increases or decreases the balance.

MSX INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

e. Inventory.  Inventory is comprised primarily of raw materials, parts and supplies, which are stated at the lower of cost, or net realizable value, with cost determined using the first-in, first-out method.

f. Property and Equipment.  Property and equipment, including significant betterments to leased facilities, are recorded at cost. Upon retirement or disposal of property and equipment, the cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in income. Maintenance and repair costs are charged to expense as incurred.

g. Depreciation.  Depreciation is computed using the straight-line method over the estimated useful lives of assets as follows:

Useful Lives
In Years

Buildings and leasehold improvements	5-39
Machinery and equipment	3-12
Computers, peripherals and software	2-5
Automobiles and trucks	3-5

Leasehold improvements are amortized on a straight-line basis over their estimated useful lives or the term of the lease, whichever is shorter.

h. Goodwill.  Goodwill represents the excess of purchase price over net assets acquired. In accordance with SFAS No. 142, management evaluates the recoverability of goodwill when events or circumstances warrant such a review, and in any case, annually during the fourth quarter of each year. Additional information regarding goodwill balances is reported in Note 8.

i. Reserves for Self-Insured Risk.  The Company is self-insured for a significant portion of its workers’ compensation, auto, general liability, and health insurance. Under its current self-insurance programs, the Company is generally responsible for up to $250,000 per claim for workers’ compensation. The Company maintains excess health insurance with independent insurance carriers to minimize our risks related to catastrophic claims. Under its current self-insurance program, the Company is responsible for up to $150,000 of health insurance claims per person per year. Estimated costs are accrued for incurred claims and claims incurred but not yet reported. Factors considered in estimating the insurance reserves are the nature of outstanding claims including the severity of the claims, costs to settle existing claims, loss history and inflation, as well as estimates provided by third party actuaries. Significant changes in the factors described above could have a material adverse impact on future operating results.

j. Fair Value of Financial Instruments.  The estimated fair value of cash and cash equivalents, accounts receivable, accounts payable, and short-term debt approximate their carrying amounts. The estimated fair value and carrying amounts of long-term debt borrowings are reported in Note 10.

k. Stock-Based Compensation.  Prior to fiscal 2006, the Company applied the intrinsic value method as outlined in APB No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for stock options granted. During fiscal 2003 the Company repriced selected outstanding stock options. In accordance with APB No. 25, the Company used variable plan accounting for outstanding stock options subsequent to the repricing. To date, the Company has not recognized any expense related to employee stock options as the estimated fair value of the stock has remained below the exercise price of options outstanding.

Effective January 2, 2006 the Company adopted SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”). This statement replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and supersedes APB No. 25. SFAS No. 123(R) requires that all stock-based compensation be recognized in the financial statements and that such cost be measured at the fair value of the grant. This statement was adopted using the prospective method of application, which requires recognition of expense for new share-based awards or existing awards that are modified, repurchased, or cancelled. Therefore, prior

MSX INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

period financial statements have not been restated. SFAS No. 123(R) also requires that excess tax benefits related to stock option exercises be reflected as financing cash inflows instead of operating cash inflows. The adoption of SFAS No. 123(R) had no effect on the Company’s reported financial position, results of operations, or cash flows for the periods presented.

l. Foreign Currency Translation and Transactions.  Net assets of operations outside of the U.S. are translated into U.S. dollars using current exchange rates with the effects of translation adjustments included in shareholders’ deficit as a separate component of comprehensive income. Revenues and expenses of operations outside of the U.S. are translated at the average rates of exchange during the period. Gains and losses arising from transactions denominated in currencies other than the functional currency of a particular entity are included in income. Net transaction gains were zero, $0.1 million, and $0.7 million for the fiscal years 2006, 2005, and 2004, respectively.

m. Revenue Recognition.  Our revenue is primarily comprised of revenue from time and material contracts and fixed price contracts. Revenues from time and material contacts are recognized in the period in which services are provided based on contractual billing rates. Revenues from certain master vendor and supply chain management programs are recorded, net of billings from sub-suppliers, at the completion of each individual service. Revenues from fixed price service contracts are recognized using the percentage of completion method, measured by comparing the percentage of labor costs incurred to date to the estimated total labor costs for each contract.

Contract costs include all direct material and labor costs and indirect costs such as indirect labor, supplies, tools and repairs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in fixed price contracts may result in revisions to estimates of costs and revenues and are recognized in the period in which the revisions are determined.

n. Income Taxes.  Deferred income taxes are recorded to reflect the differences between the tax basis and financial reporting basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recognized to reduce the deferred tax assets to the amount management believes is more likely than not to be realized.

o. Foreign Currency Contracts.  MSXI has significant operations outside of the U.S. that are subject to foreign currency exchange risk. We may periodically hedge transactions or obligations in non-functional currencies in order to mitigate this risk. No such contracts were entered into during the last three fiscal years.

p. Use of Estimates.  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from such estimates and assumptions.

q. Investments.  For investments accounted for using the cost method of accounting, management evaluates information (e.g., budgets, business plans, financial statements, etc.) in addition to quoted market price, if any, in determining whether an other-than-temporary decline in value exists. Factors indicative of an other-than-temporary decline include recurring operating losses, credit defaults and subsequent rounds of financings at an amount below the cost basis of an investment. This list is not all-inclusive and management weighs all qualitative factors in determining if an other-than temporary decline in value of an investment has occurred. At December 31, 2006 and January 1, 2006 the value of such investments totaled $1.8 million.

r. Recently Issued Accounting Pronouncements.  In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This standard provides companies with an option to report selected financial assets and liabilities at fair value. The Standard’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring

MSX INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

related assets and liabilities differently. This standard also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. This Statement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. We are currently evaluating the potential impact of this statement on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. The Company is currently evaluating the potential impact of this statement on its consolidated financial statements.

In September 2006, the SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. The guidance in SAB 108 must be applied to annual financial statements for fiscal years ending after November 15, 2006. The adoption of SAB 108 had no effect on the Company’s reported financial position, results of operations or cash flows for the periods presented.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.” This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the potential impact of this statement on its consolidated financial statements.

s. Reclassifications.  Certain prior year amounts have been reclassified to conform to the presentation adopted during fiscal 2006.

3.	Discontinued Operations and Sales of Businesses:

In accordance with SFAS No. 144, discontinued operations include components of entities or entire entities that, through disposal transactions, will be eliminated from the on-going operations of MSXI. Management has determined these businesses are no longer core to the Company’s strategy due to changing competitive requirements, client demands, and a required focus on business with higher growth and return prospects. For all businesses reflected as discontinued, a process for selling such operations has been initiated or completed.

The following are the operations classified as held for sale as of the periods presented:

Assets Held for Sale

At December 31, 2006

•	Certain property held by MSX International Engineering GmbH

At January 1, 2006

•	MSX International Engineering GmbH, our remaining engineering operations in Germany (selected assets sold July 30, 2006)

•	Satiz S.r.l., our Italian technical and commercial publishing business (sold April 21, 2006)

•	Creative Technology Services, LLC. (sold January 19, 2006)

MSX INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

The following summary balance sheet information is derived from the businesses that are classified as held for sale, which management believes is representative of the net assets of the businesses held for disposal:

	At December 31,	At January 1,
	2006	2006

Assets:
Cash and cash equivalents	$—	$273
Accounts receivable, net	—	27,188
Inventory	—	6,657
Prepaid expenses	—	373
Deferred tax assets	—	1,738

Total current assets held for sale	—	36,229
Property and equipment, net	1,073	4,765
Goodwill, net	—	372
Other assets	—	313
Deferred tax assets	—	138

Total assets held for sale	1,073	41,817

Liabilities:
Note payable and current portion of long-term debt	—	1,084
Accounts payable and drafts	—	22,535
Accrued payroll and benefits	—	5,755
Other accrued liabilities	—	1,958

Total current liabilities held for sale	—	31,332
Long-term deferred compensation liabilities and other	—	7,532
Deferred tax liabilities	—	1,606

Total liabilities held for sale	—	40,470

Net assets held for sale	$1,073	$1,347

MSX INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

The following summary results of operations information is derived from the businesses that were sold during fiscal 2006 and 2005:

	December 31,	January 1,	January 2,
	2006	2006	2005

Net sales	$31,440	$141,484	$212,348
Cost of sales	27,761	129,607	199,757

Gross profit	3,679	11,877	12,591
Selling, general and administrative expense	1,573	8,401	11,501
Restructuring and severance	11	6,966	1,453
Goodwill impairment charge	—	106,696	—

Operating income (loss)	2,095	(110,186)	(363)
Interest (income) expense, net	(58)	(324)	846
Net (gain) loss on sale of businesses	(5,114)	4,000	—

Income (loss) before taxes, net	7,267	(113,862)	(1,209)
Income tax benefit	(110)	(962)	(45)

Income (loss) from discontinued operations	$7,377	$(112,900)	$(1,164)

Results of discontinued operations include restructuring charges for various actions implemented by management. Charges for fiscal 2006 and 2005 were related to an agreement between Satiz and various trade union organizations that established a program for permanent employment reductions affecting 124 personnel. Affected employees utilized the program during 2006. Charges during 2004 were related to severance from on-going employment reductions.

Fiscal 2005 results include a non-cash goodwill impairment charge totaling $89.8 million related to selected staffing operations in the U.S. and $16.9 million related to our technical and commercial publishing business in Italy. The charges represent the excess of book values over the estimated fair values of goodwill associated with such businesses. Fair value was determined based on the contemplated sale value for the businesses. Sales were subsequently completed during 2006 for approximately the contemplated values.

Effective July 30, 2006, the Company completed the disposition of selected assets and liabilities associated with its remaining engineering business in Germany. The operations were sold to PD Entwicklung GmbH for a purchase price of $5.4 million before related expenses. The purchase price is subject to potential adjustment related to the resolution of certain contingencies. At closing, $0.3 million of the purchase price was placed in escrow pending resolution of these matters. The sale resulted in a net gain of $1.3 million after related fees and expenses, subject to the final resolution of contingencies.

On April 21, 2006, MSX International Netherlands B.V., a wholly-owned indirect subsidiary of the Company, sold Satiz S.r.l. (“Satiz”), a wholly-owned indirect Italian subsidiary of the Company, to Localfin S.r.l. (“LocalFin”), an Italian company with offices in Via Sant ‘Ennodio 1/A, Pavia, Italy. LocalFin paid €1.5 million for Satiz, with the potential for additional payments based on (i) any refunds to Satiz by the Italian Government of certain taxes and (ii) 2007 revenues generated by Satiz. As part of the sale agreement, the Company agreed to honor promissory notes previously issued and payable to Satiz, which totaled approximately $5.4 million at closing. Proceeds from the sale were used to fund payments of a portion of the promissory notes payable to Satiz. The sale resulted in a net gain of about $3.6 million after fees and related expenses. The sale of Satiz eliminated on-going exposure to MSXI for restructuring and related closure costs associated with the operations.

MSX INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

On March 3, 2006, the Company concluded the sale of selected U.S. staffing businesses. The sale was completed for approximately $1.0 million plus royalties based on future performance of the business. Assets sold were comprised primarily of goodwill, net of an impairment charge recorded during the fourth quarter of fiscal 2005. Accounts receivable associated with the businesses were retained and have been substantially liquidated by the Company. The sale resulted in no gain or loss after fees and related expenses.

On January 19, 2006, the Company concluded the sale of its indirect, wholly-owned subsidiary, Creative Technology Services, LLC, for approximately $6.2 million in cash plus a note receivable for approximately $0.2 million. Net assets sold approximated $5.9 million at the time of sale. The transaction resulted in a net gain of about $0.4 million after related fees.

On October 1, 2005, the Company completed the disposition of substantially all the engineering and staffing net assets of MSX International Limited, a U.K. subsidiary. The operations were sold to a newly organized subsidiary of ARRK Product Development Group Ltd. for a total purchase price of approximately $7.9 million, before related expenses. The sale resulted in a net gain of $0.6 million after fees and related expenses. MSX International Limited continues to deliver technical business services and vendor management programs to customers.

In June 2005, the Company completed the disposition of Cadform MSX Engineering GmbH (“Cadform”), an engineering subsidiary based in Germany. Prior to concluding the sale, MSX International Engineering GmbH (Cadform’s parent company) contributed €1 million of additional equity to Cadform and purchased certain real property from Cadform for €1.3 million. The sale was completed for nominal proceeds to MSXI resulting in a net loss of $4.6 million. The sale of Cadform eliminated on-going exposure to MSXI for restructuring and related closure costs associated with the operations.

The net proceeds received from sales of businesses are subject to limitations in the Company’s senior and subordinated bond indentures. In general, net proceeds from the sale of assets must be used to reduce outstanding indebtedness pursuant to the terms of our senior secured notes. Refer to Note 10 for additional information on restricted cash.

The net gain (loss) resulting from the sales during fiscal 2006 and 2005 were derived as follows:

	December 31,	January 1,
	2006	2006

Gross sale price
Proceeds from sale	$14,527	$7,529
Note receivable from sale	250	—

Total consideration	14,777	7,529
Cumulative currency translation gain	2,643	—
Less:
Net assets sold	3,772	7,856
Assumption of debt	5,369	—
Reserves and expenses	3,165	3,673

Gain (loss) on sale, net	$5,114	$(4,000)

MSX INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

A summary of the assets and liabilities sold during fiscal 2006 and 2005 are as follows:

	December 31,	January 1,
	2006	2005

Assets:
Cash and cash equivalents	$459	$181
Accounts receivable, net	23,638	10,470
Inventory	6,702	—
Prepaid expenses	411	975
Deferred tax assets — current	2,383	—

Total current assets sold	33,593	11,626
Property and equipment, net	4,171	1,936
Goodwill, net	1,131	—
Other assets	975	—

Total assets sold	39,870	13,562

Liabilities:
Current portion of debt	2,775	—
Accounts payable and drafts	18,001	1,074
Accrued payroll and benefits	3,657	1,918
Other accrued liabilities	1,983	2,714

Total current liabilities sold	26,416	5,706
Deferred compensation and other liabilities	6,265	—
Deferred tax liability	3,417	—

Total liabilities sold	36,098	5,706

Net assets sold	$3,772	$7,856

4.	Restructuring and Severance:

We completed significant restructuring programs during the past three years in response to lower demand for information technology staffing solutions, cost containment actions at major clients and deferrals of product development initiatives in the automotive industry. Such actions affecting our business have included extended seasonal shutdowns beyond normal seasonal variances, contract staffing reductions, and fee reductions due to competitive pressures and customer cost reduction initiatives. In response, we have taken steps to reduce employment costs in selected business units through reductions in staffing levels.

Management has implemented several cost reduction plans to optimize the Company’s cost structure and align resources with the Company’s growth strategy. The incremental costs of these programs have been reported during these years as restructuring and related charges and all initiatives to date have been initiated or completed at the end of fiscal 2006.

MSX INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

The table below details the restructuring charges related to continuing operations for the last three fiscal years:

	Fiscal Year Ended
	December 31,	January 1,	January 2,
	2006	2006	2005

Employee termination and related costs	$1,021	$2,632	$209
Facility consolidation costs	1,445	—	—
Asset impairments and other costs	657	—	—

Total restructuring charges	$3,123	$2,632	$209

Employee termination and related costs

Costs associated with employee terminations consist of severance pay, placement services, and legal and related fees. In accordance with SFAS No. 146, these charges were recorded at the time it was communicated to the employees that they were being involuntarily terminated. Reductions have been focused on indirect and administrative positions based on projected levels of business and streamlining of supporting processes.

Facility consolidation costs

On October 23, 2006, the Company entered into an agreement to terminate the lease of a facility in Auburn Hills, MI, with a remaining lease term through 2011. The lease termination resulted in a one-time payment to the lessor of $1.5 million, which represents approximately one year of lease payments. The Company’s decision to terminate the lease is consistent with continuing efforts to reduce on-going operating costs through consolidation of facilities. Operations at the location were either moved to existing Company facilities or shut down as of December 31, 2006.

Asset impairments and other costs

During 2006, the Company recorded non-cash asset impairment charges totaling $0.3 million. The charges were based on an assessment of the recoverability of the Company’s long-lived assets. Assets are considered impaired if the book value exceeds the undiscounted cash flows expected from the use of the asset. The 2006 charges included leasehold improvements that were abandoned as a result of facility consolidations.

MSX INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

The following table provides the activity and ending balances for our restructuring charges for the last three fiscal years:

			Asset
	Termination	Facility	Impairment
	Benefits	Consolidation	and Other	Total

Reserve at December 28, 2003	$8,032	$5,954	$3,350	$17,336
Charges from continuing operations in fiscal 2004	209	—	—	209
Charges from discontinued operations in fiscal 2004	1,453	—	—	1,453
Payments and reserve utilization in fiscal 2004	9,121	5,392	3,151	17,664

Reserve at January 2, 2005	573	562	199	1,334
Charges from continuing operations in fiscal 2005	2,632	—	—	2,632
Charges from discontinued operations in fiscal 2005	6,966	—	—	6,966
Payments and reserve utilization in fiscal 2005	4,748	562	199	5,509

Reserve at January 1, 2006	5,423	—	—	5,423
Charges from continuing operations in fiscal 2006	1,021	1,445	657	3,123
Charges from discontinued operations in fiscal 2006	11	—	—	11
Reserves sold in fiscal 2006	1,677	—	—	1,677
Payments and reserve utilization in fiscal 2006	4,342	1,445	657	6,444

Reserve at December 31, 2006	$436	$—	$—	$436

5.	Gain on Extinguishment of Debt:

On November 17, 2005, a subsidiary of MSXI agreed to settle an obligation under a Silent Partnership Agreement with the holders of such debt resulting in a gain on the extinguishment of $0.7 million. The Silent Partnership debt had an original maturity of December 31, 2005. As of the settlement date the debt had a book value of €2.2 million. The settlement was funded from cash from operations.

The net gain on the settlement is summarized as follows:

Carrying value of debt at time of settlement	$2,605
Settlement payments	(1,651)
Fees and expenses	(250)

Net gain on settlement	$704

6.	Accounts Receivable, Net:

Accounts receivable includes both billed and unbilled receivables. Amounts are billed periodically in accordance with contract terms. Unbilled receivables amounted to $18.3 million and $22.7 million at December 31, 2006 and January 1, 2006, respectively, excluding assets held for sale. All such billings are expected to be collected within the ensuing year. Accounts receivable also include the portion of our billings for certain master vendor and supply chain management services attributable to services provided by the Company’s vendors, which are passed on to its customers. These amounts totaled $31.4 million as of December 31, 2006 and $37.9 million as of January 1, 2006, portions of which are included in unbilled receivables. A corresponding liability to our vendors for these amounts is recorded in accounts payable at the time the related receivables are recorded. Included in such liability at December 31, 2006 were $4.5 million of liabilities related to a vendor management solution partner. At such date, the Company’s cash and cash equivalents included $4.5 million as an offset to this liability.

MSX INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

Significant portions of the Company’s revenues are delivered to manufacturers in the automotive industry. Sales from continuing operations to significant automotive customers, including their automotive subsidiaries, as a percent of total net sales were:

	Percent of Total Sales
Sales to:	2006	2005	2004

Ford Motor Company	48.3%	45.1%	43.9%
DaimlerChrysler	20.9%	18.2%	16.2%
General Motors Corp.	6.7%	6.8%	8.9%

Total	75.9%	70.1%	69.0%

At December 31, 2006 and January 1, 2006 the foregoing three clients and their subsidiaries accounted for approximately 35% and 34%, respectively, of our billed accounts receivable balance.

7.	Property and Equipment, Net:

Property and equipment, net includes the following:

	At December 31,	At January 1,
	2006	2006

Cost:
Buildings and leasehold improvements	$4,396	$5,449
Machinery and equipment	12,833	17,709
Computers, peripherals and software	14,900	10,828
Automobiles and trucks	1,535	1,661

	33,664	35,647
Less accumulated depreciation	(31,293)	(31,890)

Property and equipment, net	$2,371	$3,757

Depreciation amounted to $2.3 million, $4.1 million, and $6.0 million for the fiscal years ended 2006, 2005, and 2004, respectively, from continuing operations.

8.	Goodwill, net:

The recoverability of goodwill is evaluated at the operating unit level. Goodwill is considered impaired if the book value of an operating unit exceeds its estimated fair value. For purposes of the Company’s annual analysis, the fair value of operating units is estimated using a discounted cash flow methodology based on current and projected operating results.

MSX INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

The following summarizes the changes in the Company’s goodwill balances, by segment, net of assets held for sale as of December 31, 2006 or January 1, 2006:

	Integrated	Human
	Business	Capital
	Solutions	Solutions	Total

Balance at January 2, 2005	$37,703	$97,392	$135,093
Transfer of business unit	(1,809)	1,809	—
Goodwill impairment charge	—	(89,828)	(89,828)
Goodwill classified as held for sale during the fiscal period	(17,815)	(69)	(17,884)
Translation changes and other	(879)	—	(879)

Balance at January 1, 2006	17,200	9,304	26,504
Translation changes and other	4	(727)	(723)

Balance at December 31, 2006	$17,204	$8,577	$25,781

Results of discontinued operations for fiscal 2005 reflect a goodwill impairment charge totaling $106.7 million as discussed further in Note 3. The charge represents the excess of book value over the estimated fair value of goodwill associated with such businesses. Fair value was determined based on the contemplated sale value for the businesses.

9.	Other Accrued Liabilities:

Other accrued liabilities include the following, net of liabilities held for sale:

	At December 31,	At January 1,
	2006	2006

Income and other taxes (including VAT taxes)	$7,391	$5,344
Deferred income/advance payments	6,976	7,967
Contingent consideration liability	2,335	6,217
Interest	12,190	12,024
Accrued services	4,970	5,500
Other	3,756	4,719

Total	$37,618	$41,771

Deferred income/advance payments represent both payments from customers received in advance of revenues recognized and payments received in advance of billings from sub-contract vendors.

MSX INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

10.	Debt:

Debt is comprised of the following (excluding amounts held for sale):

	Interest Rates at
	December 31,	December 31,	January 1,
	2006	2006	2006

Outstanding Debt:
Senior credit facility—Wells Fargo Foothill, Inc.	n/a	$—	$—
Senior secured notes, net of unamortized discount of $123 and $276, respectively	11.00%	75,377	75,224
Mezzanine term notes, net of unamortized discount of $138 and $316, respectively	11.50%	24,862	24,684
Fourth lien term notes, including $6,967 and $4,680 of accrued interest, respectively	10.00%	24,067	21,780
Senior subordinated notes	11.375%	130,000	130,000
Satiz promissory note	6.00%	2,638	—

		$256,944	$251,688

The aggregate maturities of borrowings outstanding at December 31, 2006 are as follows:

Fiscal Year	Amount

2007	$102,230
2008	154,714
2009 and thereafter	—

Total	$256,944

Senior Secured Notes and Mezzanine Term Notes

During 2003, the Company completed a private offering and subsequent exchange offer of senior secured notes totaling $100.5 million that mature October 15, 2007. The transactions included the issuance of $75.5 million aggregate principal amount of 11% senior secured notes, priced to yield 11.25%, and $25.0 million aggregate principal amount of 11.5% mezzanine term notes. The notes were issued by both MSXI and MSXI Limited, a wholly owned subsidiary in the U.K. Interest on the notes is payable semi-annually and commenced on February 15, 2004. The $25.0 million of mezzanine term notes were issued to Citicorp Mezzanine III, L.P. Proceeds from the combined offerings totaled $95.5 million, net of related expenses and discount, and were used to repay all debt outstanding under the Company’s prior senior credit facility.

The senior secured notes and mezzanine term notes issued by MSXI are collateralized by security interests in substantially all of the assets of the Company and its domestic subsidiaries, subject to permitted liens. Payment obligations under the senior secured notes and mezzanine term notes issued by MSXI are guaranteed jointly and severally by all domestic subsidiaries of MSXI. These notes contain covenants, which among others, limit the incurrence of additional indebtedness and restrict capital transactions, distributions and asset dispositions of certain subsidiaries.

The senior secured notes issued by MSXI Limited are secured by the accounts receivable of MSXI Limited and substantially all of the assets of MSXI and its domestic subsidiaries, subject to permitted liens. Payment obligations under the senior secured notes issued by MSXI Limited are guaranteed jointly and severally by MSX International, Inc. and all of its domestic subsidiaries.

MSX INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

Senior Credit Facility

Effective June 30, 2006, the Company entered into a credit agreement with Wells Fargo Foothill, Inc, as arranger and administrative agent. The credit agreement replaced the Company’s prior facility with JPMorgan Chase Bank, N.A., which was concurrently terminated. The credit agreement with Wells Fargo Foothill, Inc. allows for borrowings up to $20.0 million, subject to accounts receivable collateral requirements, with an additional $5.0 million of availability reserved exclusively for the issuance of letters of credit. The term of the credit agreement is three years subject to refinancing of the Company’s senior and subordinated note obligations at least 60 days prior to their maturity.

The credit agreement is secured by a first priority lien on substantially all of the current and future assets of MSXI and each domestic subsidiary. Borrowings by the Company’s United Kingdom subsidiary are also secured by substantially all of the assets of the Company’s United Kingdom subsidiaries. Advances under the new agreement bear interest at either a LIBOR rate or a Base Rate, as established by Wells Fargo Foothill, Inc., plus applicable margins. The credit agreement contains certain customary representations and warranties and ratifications that must be met on an ongoing basis.

The Company’s ability to borrow under the credit agreement is subject to a borrowing base determined by its accounts receivable, and net of certain reserves. Eligible accounts receivable and related reserve requirements are subject to the discretion of Wells Fargo Foothill, Inc. In addition to usual and customary affirmative and negative covenants, the credit agreement also requires satisfaction of certain financial tests, including a minimum earnings requirement and capital expenditure limitations, which become applicable if availability pursuant to the borrowing base drops below an agreed level for a defined period of time.

At December 31, 2006, $4.4 million of restricted cash is subject to a blocked account control agreement with the Company’s banking institution. Restricted cash represents the net proceeds received from the sale of selected operations during fiscal 2006. Restricted cash may be used to reduce debt outstanding or to fund selected operational cash needs subject to restrictions in the Company’s senior credit facility and bond indentures. In addition to its total indebtedness, the Company also has contractual and other commitments under various arrangements as discussed in Note 12.

Fourth Lien Term Notes

Upon consummation of the note offerings during 2003, the Company’s second secured term note was amended and restated into a $14.7 million note issued by MSXI and a $2.4 million note issued by MSXI Limited. The amendments to the note also include extending the maturity from June 7, 2007 to January 15, 2008, and resetting the covenants in the notes so that they are equivalent to the senior notes sold on August 1, 2003. Interest on the notes will continue to accrue at a rate of 10% per annum and is not payable until January 15, 2008. The amended and restated notes are referred to as the “fourth lien term notes.”

Senior Subordinated Notes

The Company has $130.0 million of 11 3/8% unsecured senior subordinated notes outstanding and registered under the Securities Act of 1933. The notes are unsecured senior subordinated obligations of the Company and mature on January 15, 2008. Interest on the notes is payable semi-annually at 11 3/8% per annum and commenced July 15, 1998. The notes may be redeemed subsequent to January 15, 2003 at premiums that begin at 105.6875% and decline each year to face value for redemptions taking place after January 15, 2006. Upon the occurrence of a Change of Control, as defined in the bond indenture, the notes may be redeemed at the option of the noteholders at a premium of one percent, plus accrued and unpaid interest, if any. The notes contain covenants which, among others, limit the incurrence of additional indebtedness and restrict capital transactions, distributions and asset dispositions of certain subsidiaries.

MSX INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

Satiz Promissory Note

Effective with the sale of Satiz on April 21, 2006, the Company agreed to honor €4.3 million of promissory notes previously issued and payable to Satiz. Proceeds received from the sale of Satiz during 2006 were used to fund a portion of the promissory note obligations. The balance of the notes is payable in quarterly installments of principal and interest through October 31, 2008, except amounts prepaid from sale proceeds.

Other Debt

Certain of the Company’s foreign subsidiaries maintain lines of credit with local banks to provide backup liquidity or to finance operational cash flows as needed. In general, interest accrues on the lines of credit at floating rates, as determined by the applicable bank, with amounts outstanding payable on demand.

Fair Value of Debt

The estimated fair values and carrying amounts of debt outstanding are as follows:

	At December 31, 2006		At January 1, 2006
	Fair Value	Book Value	Fair Value	Book Value

Senior secured notes	$75,377	$75,377	$75,224	$75,224
Mezzanine term notes	24,862	24,862	24,684	24,684
Fourth lien term notes	24,067	24,067	21,780	21,780
Senior subordinated notes	110,500	130,000	90,025	130,000
Satiz promissory note	2,638	2,638	—	—

Total	$237,444	$256,944	$211,713	$251,688

The fair value of the senior secured notes, mezzanine term notes and the fourth lien term notes approximates their carrying values based on best available market information. The fair value of senior subordinated notes was determined based on quoted market prices. The fair values of amounts outstanding under the credit facilities approximate their carrying amounts as the variable rates inherent in the related financial instruments reflect changes in the overall market interest rates.

On March 9, 2007, the Company announced its plans to offer $200.0 million principle amount of senior secured notes due 2012. The notes are expected to be issued as units by certain of its subsidiaries in France, Germany, and the United Kingdom in a private placement and are expected to be guaranteed on a senior secured basis by the Company and each of its existing and future domestic subsidiaries, by each issuer and by certain subsidiaries in the United Kingdom. The Company intends to use the net proceeds of the offering to repay certain existing indebtedness, including its senior secured notes due October 15, 2007 and senior subordinated notes due January 15, 2008.

11.	Book Overdrafts:

Book overdrafts represent checks drawn on zero balance accounts that have not yet been presented to the Company’s banks for funding. Such overdrafts are funded when the related checks are presented and are not subject to finance charges. There were aggregate book overdrafts of $10.1 million and $8.6 million at December 31, 2006 and January 1, 2006, respectively. Such amounts are included in accounts payable and drafts in the consolidated balance sheets.

12.	Commitments and Contingencies:

On October 8, 2005, Delphi Corporation and 38 of its domestic U.S. subsidiaries (collectively, “Delphi”) filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. The Company had received

MSX INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

payments for pre-bankruptcy petition accounts receivable related to services provided in the third quarter of 2005. The Company cannot yet estimate with any reasonable assurance whether pre-bankruptcy petition payments made to it will be challenged in the bankruptcy proceedings or the impact on future business with Delphi as a result of their Chapter 11 proceedings. Since their filing for bankruptcy, the Company has exited substantially all of its Delphi business by transitioning affected programs to other vendors.

We are involved in various legal proceedings incidental to the ordinary conduct of our business. One such matter was a claim for a contingent earnout payment under the terms of a purchase agreement for the acquisition of Management Resources, Inc. During the fourth quarter of 2006, the Company’s appeal to the Michigan Supreme Court was denied and the Company paid a $3.8 million award to the seller. Another matter is a complaint filed by DaimlerChrysler on February 1, 2007 in the Circuit Court of Oakland County, MI alleging over billing on past services and seeking an unspecified monetary award. The Company is in the process of trying to resolve the matter with DaimlerChrysler. In addition, our subsidiaries and we are parties to various legal proceedings arising in the normal course of business. While litigation is subject to inherent uncertainties, management currently believes that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on our consolidated financial condition, results of operation or cash flows.

In conjunction with certain transactions and in the ordinary course of business, the Company occasionally provides routine indemnifications relating to the enforceability of trademarks, coverage for legal and environmental issues, as well as provisions for other items. Currently, the Company has several such agreements in place with various expiration dates. Based on historical experience and evaluation of the specific indemnities, we do not believe that any material loss related to such indemnifications is likely and therefore no related liability has been recorded. The Company has standby letter of credit agreements securing certain obligations totaling approximately $4.3 million at December 31, 2006. Except for our letters of credit, we have no other existing off-balance sheet financing arrangements.

The Company and its subsidiaries have leases for real estate and equipment utilized in its business. In most cases, management expects that in the normal course of business these leases will be renewed or replaced by other leases. Future minimum rental payments required under leases that have an initial or remaining non-cancelable lease term in excess of one year are as follows:

Total

Fiscal year ended:
2007	$4,002
2008	1,344
2009	191
2010	83

Total	$5,620

Rental expense approximated $13.3 million, $15.3 million, and $14.4 million, net of rental reimbursements, in each of fiscal 2006, 2005, and 2004, respectively.

13.	Redeemable Series A Preferred Stock:

As of December 31, 2006 and January 1, 2006 there are 359,448 shares of Preferred Stock outstanding with a stated value of $100 per share or $35.9 million in total. The Company is authorized to issue up to 1,500,000 shares of Preferred Stock, divided into two classes: 500,000 shares of Redeemable Series A Preferred Stock, par value $0.01, and 1,000,000 shares of New Preferred Stock, par value $0.01.

MSX INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

Dividends on the Preferred Stock are payable in cash at a rate per annum equal to 12% of the stated value plus an amount equal to any accumulated and unpaid dividends. The Preferred Stock is redeemable to the extent that funds are legally available, on or after December 31, 2008, at the option of the Company or the shareholder. In both instances, the redemption price shall be the sum of $100 plus an amount equal to all accrued and unpaid dividends. The Company may also elect to acquire shares of the Preferred Stock from time to time without redeeming or otherwise acquiring all or any other issued shares of the Preferred Stock pursuant to the terms of the Amended and Restated Stockholders’ Agreement. Upon liquidation, dissolution or winding up, holders of Preferred Stock are entitled to receive out of MSXI’s legally available assets, before any amount is paid to holders of common stock, an amount equal to $100 per share of Preferred Stock, plus all accrued and unpaid dividends to the date of final distribution. If available assets are insufficient to pay the holders of the outstanding shares of Preferred Stock in full, the assets, or proceeds from the sale of the assets, will be distributed ratably among the holders of the Preferred Stock.

As of December 31, 2006, the Company has not declared or paid any dividends. However, due to the redemption features of the Preferred Stock, dividends accrued totaled $79.3 million as of December 31, 2006. The Company may not declare or pay any dividends or other distribution with respect to any common stock or other class or series of stock ranking junior to the Preferred Stock without first complying with restrictions specified in the Amended and Restated Stockholders’ Agreement. The Company’s ability to pay cash dividends, and to acquire or redeem the Preferred Stock, is subject to restrictions contained in credit agreements as discussed in Note 10.

14.	Employee Benefit Plans:

The Company maintains a qualified cash or deferred compensation plan under Section 401(k) of the Internal Revenue Code. Participation in this plan is available to substantially all salaried employees and to certain groups of hourly employees. Under the plan, employees may elect to defer up to 20 percent of their annual wages, subject to the limitations of the Internal Revenue Code. Effective December 1, 2001, substantially all matching contributions were suspended until a future date to be determined by MSXI.

Contributions to union-sponsored, multi-employer pension plans were approximately $0.4 million in fiscal 2006, $0.5 million in fiscal 2005, and $0.7 million in fiscal 2004. These plans are not administered by MSXI and contributions are determined in accordance with provisions of negotiated labor contracts. Effective in August 2001, the Company withdrew its participation in these multi-employer pension plans. The initial pension liability of $0.8 million assigned to MSXI upon withdrawal was funded on a quarterly basis over a period of 5 years, ending in 2006. In late 2003, the plan was terminated by mass withdrawal. As a result of the mass withdrawal, effective in December 2004, an additional liability of $0.9 million was assigned to MSXI. The additional liability is being funded on a quarterly basis over a period of five years, ending in 2011. Pension expense was $0.9 million, $0.4 million, and $0.8 million for fiscal 2006, 2005, and 2004, respectively.

The Company also has an unfunded deferred compensation plan for certain salaried employees. Under the plan, individual participants made pre-tax contributions to the plan and MSXI matched up to 5 percent of the individual’s annual salary at the Company’s discretion. MSXI contributions vest after a three-year period. Participation in the plan was frozen during 2006. The Company intends to payout the vested balances during 2007 and terminate the plan. The deferred compensation plan liability was $0.3 million and $1.0 million at December 31, 2006, and January 1, 2006, respectively. This deferred compensation plan liability is an unfunded and unsecured obligation of MSXI.

With the acquisition of APX International during 1997, the Company acquired certain obligations with respect to a frozen defined benefit pension plan. The plan was frozen in 1998 and covers certain union and non-union employees who were formerly employed by Autodynamics Corporation of America, Inc., a predecessor company of MSXI. This plan is not administered by MSXI. Contributions are determined in

MSX INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

accordance with provisions of the plan. This plan is not material to the Company’s financial position, results of operations or cash flows.

15.  Income Taxes:

	Fiscal Year Ended
	December 31,	January 1,	January 2,
	2006	2006	2005

Income (loss) from continuing operations before income taxes for U.S. and foreign operations was:
Domestic	$(16,499)	$(14,445)	$(11,298)
Foreign	22,806	13,643	15,726

	$6,307	$(802)	$4,428

The provision (benefit) for income taxes was:
Current:
Federal	$—	$(447)	$(204)
Foreign	3,844	3,229	991
State	330	86	(272)
Deferred:
Federal	—	—	16
Foreign	3,544	(2,160)	1,076

	$7,718	$708	$1,607

Deferred tax assets (liabilities) included:
Deductible goodwill	$13,033	$15,029	$(5,719)
Accrued interest expense	—	—	214
Accrued liabilities and deferred compensation	3,945	3,813	3,151
Net operating losses	50,163	40,851	50,396
Depreciation	—	—	605
Property & equipment	1,794	1,831	—
Unrealized foreign exchange loss	(119)	(119)	(266)
Other, net	855	1,686	1,043

Deferred tax asset	69,671	63,091	49,424
Less: Valuation allowance	(64,923)	(56,457)	(45,099)

Net deferred tax asset	$4,748	$6,634	$4,325

At December 31, 2006, the Company has U.S. federal tax loss carryforwards totaling $113.6 million, which expire in varying amounts between 2022 and 2026. In addition, the Company has tax loss carryforwards related to certain foreign operations totaling $37.2 million, of which $34.2 million can be carried forward indefinitely, with the balance expiring in varying amounts between 2007 and 2018.

Realization of deferred tax assets is dependent on various limitations as provided within current tax laws, including generation of sufficient taxable income within specific tax jurisdictions. At December 31, 2006, a $64.9 million valuation allowance has been provided for specific items where management has determined that the likelihood of realization was not sufficient to allow for recognition of the asset, primarily related to net operating loss carryforwards. The provisions for fiscal 2006 and 2005 include an income tax benefit of

MSX INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

approximately $2.1 million and $2.6 million, respectively, related to the reversal of valuation allowances primarily in the Company’s foreign operations. These benefits resulted from changes in the composition of the respective operations due to completed sale transactions. Based on such changes, management determined that it was more likely than not that certain deferred tax assets will be realized in the future. The Company intends to utilize tax planning strategies, where possible, to ensure utilization of tax assets that are available.

The following is a reconciliation of taxes at the U.S. federal statutory rate to the provision for income taxes:

	Fiscal Year Ended
	December 31,	January 1,	January 2,
	2006	2006	2005

Tax at 35% U.S. statutory rate	$2,207	$(281)	$1,550
Valuation allowance	4,616	2,564	4,371
Effect of foreign tax rates	(318)	(1,044)	(1,776)
State and local taxes	215	401	(176)
Other, net	998	(932)	(2,362)

	$7,718	$708	$1,607

For the three fiscal years ended December 31, 2006, a provision has not been made for U.S. or additional foreign taxes on accumulated undistributed tax earnings of foreign subsidiaries, as those earnings were intended to be permanently reinvested. There are no net undistributed earnings on a cumulative basis as of December 31, 2006. Generally, such earnings become taxable upon the remittance of dividends and under certain other circumstances. It is not practical to estimate the amount of deferred tax liability on such undistributed earnings, which are considered permanently reinvested in the foreign subsidiaries and therefore recognition of a deferred tax liability is not required.

16.	Segment Information

MSXI is a global provider of technical business outsourcing solutions to the automotive and other industries. The Company’s operations include integrated business solutions, human capital solutions, and engineering services. The Company’s integrated business solutions include warranty management and dealer process improvement programs and outsourcing of related administrative functions. Human capital solutions include a full range of staffing solutions, including direct support of the Company’s engineering and business services. Engineering services offers a range of product, custom, or single point engineering solutions. Certain operations within each of the Company’s segments have been aggregated following the provisions of SFAS No. 131, due to the similar characteristics of their operations, including the nature of their service offerings, processes supporting the delivery of the services, common customers, and marketing and sales processes.

The accounting policies of the Company’s segments are the same as those described in the summary of significant accounting polices except that the financial results for each segment are presented using a management approach. The Company evaluates performance based on earnings before interest, taxes and amortization and non-cash charges (EBITA), including the Michigan Single Business Tax and other similar taxes. The results of each segment include certain allocations for general, administrative, and other shared costs. However, certain shared costs and termination and restructuring costs are not allocated to the segments.

MSX INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

The following is a summary of selected data for each of the Company’s segments, excluding discontinued operations, where applicable:

	Integrated	Human
	Business	Capital	Engineering
	Solutions	Solutions	Services	Other	Total

Fiscal 2006:
Net sales — external	$171,056	$106,378	$84,781	$—	$362,215
Net intercompany sales	81	0	0	(81)	—
EBITA	24,964	14,293	6,564	—	45,821
Depreciation	731	79	946	559	2,315
Capital expenditures	793	117	107	172	1,189
Accounts receivable	44,331	29,725	13,685	1,238	88,979
Fiscal 2005:
Net sales — external	$170,931	$139,576	$91,772	$—	$402,279
Net intercompany sales	48	3	15	(66)	—
EBITA	24,292	15,202	7,209	—	46,703
Depreciation	773	963	1,204	1,085	4,025
Capital expenditures	1,055	27	823	94	1,999
Accounts receivable	36,810	46,826	12,268	780	96,684
Fiscal 2004:
Net sales — external	$181,863	$147,566	$88,322	$—	$417,751
Net intercompany sales	149	6	2	(157)	—
EBITA	27,332	12,519	5,631	—	45,482
Depreciation	1,155	1,488	1,041	2,332	6,016
Capital expenditures	578	105	151	138	972
Accounts receivable	79,786	59,138	17,928	251	157,103

A reconciliation of total segment EBITA to consolidated income (loss) from continuing operations before income taxes is as follows:

	Fiscal Year Ended
	December 31,	January 1,	January 2,
	2006	2006	2005

Total segment EBITA	$45,821	$46,703	$45,482
Net costs not allocated to segments	(8,290)	(12,429)	(8,258)
Gain on extinguishment of debt	—	704	—
Interest expense, net	(29,488)	(34,043)	(30,808)
Michigan single business tax and other similar taxes	(1,736)	(1,737)	(1,988)

Consolidated income (loss) from continuing operations before income taxes	$6,307	$(802)	$4,428

Net sales are attributed to geographic areas based upon billings to third party customers. Geographic sales are presented net of sales between divisions of MSXI. Sales and long-lived asset information by geographic area, excluding assets held for sale, are as follows:

MSX INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

	Net Sales
	Fiscal Year	Fiscal Year	Fiscal Year
	Ended	Ended	Ended	Long-Lived Assets
	December 31,	January 1,	January 2,	December 31,	January 1,	January 2,
	2006	2006	2005	2006	2006	2005

United States	$202,448	$261,912	$293,381	$29,186	$32,863	$127,245
Europe	124,135	109,170	100,451	3,950	3,685	27,684
All other	35,632	31,197	23,919	123	523	516

Total	$362,215	$402,279	$417,751	$33,259	$37,071	$155,445

17.	Stock-Based Compensation

During the fourth quarter of fiscal 2000, the board of directors approved the Stock Option Plan. Under the terms of the Stock Option Plan, officers, directors and certain employees may be granted both incentive and non-qualified options to purchase our common stock. Incentive stock options may not be issued at less than 100% of the estimated market price on the date the option is granted. Options generally vest over a five-year period and have a maximum term of ten years. Also during fiscal 2000, the Company approved a one-time grant of 10,000 non-qualified stock options to an officer of MSXI. The 10,000 non-qualified stock options were not issued under the MSXI 2000 Stock Option Plan. During the second quarter of fiscal 2003, the Company increased the maximum number of shares that may be granted under the Stock Option Plan to 40,000 shares.

Prior to fiscal 2006, the Company applied the intrinsic value method as outlined in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB No. 25”) and related interpretations in accounting for stock options granted. During fiscal 2003, the Company repriced selected outstanding stock options. In accordance with APB No. 25, the Company used variable plan accounting for outstanding stock options subsequent to the repricing. To date, the Company has not recognized any expense related to employee stock options as the estimated fair value of the stock has remained below the exercise price of options outstanding.

Effective January 2, 2006, the Company adopted SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”). This statement replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and supersedes APB No. 25. SFAS No. 123(R) requires that all stock-based compensation be recognized in the financial statements and that such cost be measured at the fair value of the grant. This statement was adopted using the prospective method of application, which requires recognition of expense for new share-based awards or existing awards that are modified, repurchased, or cancelled. Options issued prior to January 1, 2006 will continue to be accounted for under the intrinsic value method of APB No. 25. Therefore, prior period financial statements have not been restated. SFAS No. 123(R) also requires that excess tax benefits related to stock option exercises be reflected as financing cash inflows instead of operating cash inflows.

MSX INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

The following summarizes stock option activity during the three most recent fiscal years:

			Weighted
			Average
	Number of	Weighted	Remaining
	Stock	Average Exercise	Contractual Life
	Options	Price	in Years

Outstanding at December 28, 2003	40,525	$64.38	8.6
Granted	2,500	80.00	—
Forfeited	(2,375)	80.00	—

Outstanding at January 2, 2005	40,650	64.43	7.6
Granted	—	—	—
Forfeited	(1,000)	80.00	—

Outstanding at January 1, 2006	39,650	64.04	6.6
Granted	—	—	—
Forfeited	(9,650)	66.22	—
Outstanding at December 31, 2006	30,000	$63.33	5.6

Stock options exercisable as of the last three fiscal years are as follows:

			Weighted
		Number of	Average
		Stock	Exercise Price
Fiscal Year Ended	Exercise Price	Options	Per Share

2006	60.00 - 80.00 per share	22,075	$62.79
2005	60.00 - 80.00 per share	24,300	$59.71
2004	60.00 - 80.00 per share	17,450	$60.92

The weighted average fair value of options granted was de minimus during 2004. During fiscal 2005 and 2006, no options were granted. Prior to the adoption of SFAS No. 123(R) on January 1, 2006, the Company used the minimum value method to value its options for disclosure purposes. The value of each option grant in 2004 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

2004

Risk free interest rate	3.70%
Expected option lives	7 years
Expected volatility	0.0%

18.	Guarantor and Non-Guarantor Subsidiaries of MSX International, Inc.:

The senior secured notes and senior subordinated notes issued by MSXI are collateralized by security interests in substantially all of the assets of the Company and its domestic subsidiaries, subject to permitted liens. Payment obligations under the senior secured notes and senior subordinated notes issued by MSXI are guaranteed jointly and severally by all domestic subsidiaries of MSXI.

The following presents condensed consolidating financial information for:

•	MSXI — the parent company and issuer

•	The guarantor subsidiaries

•	The non-guarantor subsidiaries

•	MSXI on a consolidated basis

Investments in subsidiaries, if any, are accounted for under the equity method. The principal elimination entries are to eliminate the investments in subsidiaries and intercompany balances and transactions. Separate financial statements for the guarantor and non-guarantor subsidiaries are not presented because management has determined those would not be significant to the holders of the senior subordinated or senior secured notes.

MSX INTERNATIONAL, INC.

CONDENSED CONSOLIDATING BALANCE SHEET
as of December 31, 2006

	MSXI	Guarantor	Non-Guarantor		MSXI
	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$22,256	$369	$9,010	$—	$31,635
Restricted cash and cash equivalents	4,387	—	—	—	4,387
Accounts receivable, net	—	46,585	42,394	—	88,979
Inventory	—	510	—	—	510
Prepaid expenses and other assets	—	1,053	1,458	—	2,511
Assets held for sale	—	—	—	—	—
Deferred income taxes, net	—	3,599	4,682	(3,599)	4,682

Total current assets	26,643	52,116	57,544	(3,599)	132,704
Property and equipment, net	—	786	1,585	—	2,371
Goodwill, net	—	25,743	38	—	25,781
Investment in subsidiaries	42,040	(3,424)	—	(36,854)	1,762
Assets held for sale	—	—	1,073	—	1,073
Other assets	2,244	894	207	—	3,345
Deferred income taxes, net	5,518	—	336	(5,788)	66

Total assets	$76,445	$76,115	$60,783	$(46,241)	$167,102

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Notes payable and current portion of long-term debt	$100,239	$—	$1,991	$—	$102,230
Accounts payable and drafts	—	41,845	18,032	—	59,877
Accrued liabilities	12,024	15,762	26,906	—	54,692
Deferred income taxes, net	3,599	—	—	(3,599)	—

Total current liabilities	115,862	57,607	46,929	(3,599)	216,799
Long-term debt	136,648	—	18,066	—	154,714
Intercompany accounts	30,378	(30,594)	216	—	—
Other long-term liabilities	—	1,274	755	—	2,029
Deferred income taxes, net	—	5,788	—	(5,788)	—

Total liabilities	282,888	34,075	65,966	(9,387)	373,542
Redeemable Series A Preferred Stock	115,208	—	—	—	115,208
Shareholders’ (deficit) equity	(321,651)	42,040	(5,183)	(36,854)	(321,648)

Total liabilities and shareholders’ (deficit) equity	$76,445	$76,115	$60,783	$(46,241)	$167,102

MSX INTERNATIONAL, INC.

CONDENSED CONSOLIDATING BALANCE SHEET
as of January 1, 2006

	MSXI	Guarantor	Non-Guarantor		MSXI
	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$6,998	$432	$15,310	$—	$22,740
Restricted cash and cash equivalents	4,997	—	—	—	4,997
Accounts receivable, net	—	55,279	41,405	—	96,684
Inventory	—	778	7	—	785
Prepaid expenses and other assets	—	2,095	1,613	—	3,708
Assets held for sale	—	7,327	28,902	—	36,229
Deferred income taxes, net	—	3,718	5,766	(3,850)	5,634

Total current assets	11,995	69,629	93,003	(3,850)	170,777
Property and equipment, net	—	2,154	1,603	—	3,757
Goodwill, net	—	26,475	29	—	26,504
Investment in subsidiaries	14,493	(6,006)	—	(8,487)	—
Assets held for sale	—	497	5,091	—	5,588
Other assets	3,698	2,760	352	—	6,810
Deferred income taxes, net	3,373	—	1,138	(3,511)	1,000

Total assets	$33,559	$95,509	$101,216	$(15,848)	$214,436

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Notes payable and current portion of long-term debt	$—	$—	$—	$—	$—
Accounts payable and drafts	—	42,049	21,418	—	63,467
Accrued liabilities	11,499	26,655	23,523	—	61,677
Liabilities held for sale	—	1,653	29,679	—	31,332
Deferred income taxes, net	3,850	—	—	(3,850)	—

Total current liabilities	15,349	70,357	74,620	(3,850)	156,476
Long-term debt	234,610	—	17,078	—	251,688
Intercompany accounts	(8,132)	2,160	5,972	—	—
Long-term deferred compensation and other liabilities	—	4,916	486	—	5,402
Liabilities held for sale	—	72	9,066	—	9,138
Deferred income taxes, net	—	3,511	—	(3,511)	—

Total liabilities	241,827	81,016	107,222	(7,361)	422,704
Redeemable Series A Preferred Stock	102,566	—	—	—	102,566
Shareholders’ (deficit) equity	(310,834)	14,493	(6,006)	(8,487)	(310,834)

Total liabilities and shareholders’ (deficit) equity	$33,559	$95,509	$101,216	$(15,848)	$214,436

MSX INTERNATIONAL, INC.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Fiscal Years Ended December 31, 2006

	MSXI	Guarantor	Non-Guarantor		MSXI
	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Fiscal Year Ended December 31, 2006
Net sales	$—	$202,485	$159,767	$(37)	$362,215
Cost of sales	—	168,878	127,586	(37)	296,427

Gross profit	—	33,607	32,181	—	65,788
Selling, general and administrative expenses	—	16,105	10,765	—	26,870
Restructuring and severance costs	—	2,764	359	—	3,123

Income from continuing operations before interest, income taxes, equity in affiliates	—	14,738	21,057	—	35,795
Interest expense, net	30,679	(1,002)	(189)	—	29,488
Loss (gain) on investment	—	1,560	(1,560)		—

(Loss) income from continuing operations before income taxes, equity in affiliates	(30,679)	14,180	22,806	—	6,307
Income tax (benefit) provision	(4,956)	5,287	7,387	—	7,718
Equity in affiliates	24,312	15,419	—	(39,731)	—

(Loss) income from continuing operations	(1,411)	24,312	15,419	(39,731)	(1,411)
Income from discontinued operations, net	7,377	7,377	5,531	(12,908)	7,377

Net income	$5,966	$31,689	$20,950	$(52,639)	$5,966

Fiscal Year Ended January 1, 2006
Net sales	$—	$261,979	$140,367	$(67)	$402,279
Cost of sales	—	226,848	111,326	(67)	338,107

Gross profit	—	35,131	29,041	—	64,172
Selling, general and administrative expenses	—	18,136	10,867	—	29,003
Restructuring and severance costs	—	1,589	1,043	—	2,632
Gain on extinguishment of debt	—	—	(704)	—	(704)

Income from continuing operations before interest, income taxes, equity in affiliates	—	15,406	17,835	—	33,241
Interest expense, net	26,914	2,937	4,192	—	34,043

(Loss) income from continuing operations before income taxes, equity in affiliates	(26,914)	12,469	13,643	—	(802)
Income tax (benefit) provision	(4,605)	4,244	1,069	—	708
Equity in affiliates	20,799	12,574	—	(33,373)	—

(Loss) income from continuing operations	(1,510)	20,799	12,574	(33,373)	(1,510)
Loss from discontinued operations, net	(112,900)	(112,900)	(23,950)	136,850	(112,900)

Net loss	$(114,410)	$(92,101)	$(11,376)	$103,477	$(114,410)

MSX INTERNATIONAL, INC.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
for the three fiscal years ended December 31, 2006

	MSXI	Guarantor	Non-Guarantor		MSXI
	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Fiscal Year Ended January 2, 2005
Net sales	$—	$293,565	$124,369	$(183)	$417,751
Cost of sales	—	252,875	97,549	(183)	350,241

Gross profit	—	40,690	26,820	—	67,510
Selling, general and administrative expenses	—	23,008	9,057	—	32,065
Restructuring and severance costs	—	209	—	—	209

Income from continuing operations before interest, income taxes, and equity in affiliates	—	17,473	17,763	—	35,236
Interest expense, net	25,267	4,374	1,167	—	30,808

(Loss) income from continuing operations before income taxes, and equity in affiliates	(25,267)	13,099	16,596	—	4,428
Income tax (benefit) provision	(5,135)	4,677	2,065	—	1,607
Minority interests and equity in affiliates, net of taxes	22,953	14,531	—	(37,484)	—

Income from continuing operations	2,821	22,953	14,531	(37,484)	2,821
Loss from discontinued operations, net	(1,164)	(1,164)	(791)	1,955	(1,164)

Net income	$1,657	$21,789	$13,740	$(35,529)	$1,657

MSX INTERNATIONAL, INC.

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
for the fiscal year ended December 31, 2006

	MSXI	Guarantor	Non-Guarantor		MSXI
	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Cash flows from operating activities:
Net loss	$5,966	$31,689	$20,950	$(52,639)	$5,966
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Equity in affiliates	(31,689)	(20,950)	—	52,639	—
Gain on asset impairment and sale	—	(481)	(4,633)	—	(5,114)
Depreciation	—	1,381	953	—	2,334
Amortization of debt issuance costs	4,536	—	579	—	5,115
Deferred taxes	(2,396)	2,534	2,228	—	2,366
Loss on sale/disposal of property and equipment	—	333	78	—	411
Decrease in receivables, net	—	9,039	2,562	—	11,601
Decrease (increase) in inventory	—	269	(39)	—	230
Decrease in prepaid expenses and other assets	—	1,042	154	—	1,196
Increase (decrease) in current liabilities	528	(8,786)	(6,273)	—	(14,531)
Other, net	—	(626)	(1,118)	—	(1,744)

Net cash (used for) provided by operating activities	(23,055)	15,444	15,441	—	7,830

Cash flows from investing activities:
Capital expenditures	—	(6,217)	—	—	(6,217)
Payments for contingent consideration and minority interests	—	(432)	(994)	—	(1,426)
Proceeds from sale/disposal of businesses, net of expenses paid	—	6,772	4,580	—	11,352
Increase in restricted cash and cash equivalents	(11,697)	—	—	—	(11,697)
Release of restricted cash and cash equivalents	12,307	—	—	—	12,307
Proceeds from sale/disposition of equipment and investments	—	65	51	—	116

Net cash provided by investing activities	610	188	3,637	—	4,435

Cash flows from financing activities:
Intercompany	38,510	(32,754)	(5,756)	—	—
Transactions with subsidiaries	—	16,018	(16,018)	—	—
Changes in revolving debt, net	—	—	2,160	—	2,160
Debt issuance costs	(807)	—	—	—	(807)
Repayment of long-term debt	—	—	(3,783)	—	(3,783)
Change in book overdrafts, net	—	1,070	(112)	—	958

Net cash provided by (used for) financing activities	37,703	(15,666)	(23,509)	—	(1,472)

Effect of foreign exchange rate changes on cash and cash equivalents	—	(30)	(2,141)	—	(2,171)

Cash and cash equivalents:
Increase (decrease) for the period	15,258	(64)	(6,572)	—	8,622
Balance, beginning of period	6,998	433	15,582	—	23,013

Balance, end of period	$22,256	$369	$9,010	$—	$31,635

MSX INTERNATIONAL, INC.

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
for the fiscal year ended January 1, 2006

	MSXI	Guarantor	Non-Guarantor		MSXI
	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Cash flows from operating activities:
Net loss	$(114,410)	$(92,101)	$(11,376)	$103,477	$(114,410)
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Equity in affiliates	92,101	11,376	—	(103,477)	—
Loss on asset impairment and sale	—	—	4,000	—	4,000
Gain on extinguishment of debt	—	—	(704)	—	(704)
Depreciation	—	2,924	2,022	—	4,946
Goodwill impairment charges	—	89,827	16,868	—	106,695
Amortization of debt issuance costs	4,191	—	437	—	4,628
Deferred taxes	(835)	835	(2,579)	—	(2,579)
(Gain) loss on sale/disposal of property and equipment	—	(23)	212	—	189
Decrease in receivables, net	—	11,066	24,581	—	35,647
Decrease in inventory	—	3,339	472	—	3,811
Decrease (increase) in prepaid expenses and other assets	—	537	(875)	—	(338)
Increase (decrease) in current liabilities	499	(16,848)	(13,893)	—	(30,242)
Other, net	—	(910)	(2,998)	—	(3,908)

Net cash (used for) provided by operating activities	(18,454)	10,022	16,167	—	7,735

Cash flows from investing activities:
Capital expenditures	—	(1,123)	(3,925)	—	(5,048)
Payments for contingent consideration and minority interests	—	(2,417)	—	—	(2,417)
Proceeds from sale/disposal of businesses, net of expenses paid	—	—	5,088	—	5,088
Increase in restricted cash and cash equivalents	(4,997)	—	—	—	(4,997)
Proceeds from sale/disposition of equipment and investments	—	55	172	—	227

Net cash (used for) provided by investing activities	(4,997)	(3,485)	1,335	—	(7,147)

Cash flows from financing activities:
Transactions with subsidiaries	24,831	(14,838)	(9,993)	—	—
Repayment of debt	—	—	(1,901)	—	(1,901)
Debt issuance costs	(32)	—	—	—	(32)
Changes in revolving debt, net	—	—	(7,885)	—	(7,885)
Change in book overdrafts, net	—	(2,837)	375	—	(2,462)

Net cash provided by (used for) financing activities	24,799	(17,675)	(19,404)	—	(12,280)

Effect of foreign exchange rate changes on cash and cash equivalents	—	—	328	—	328

Cash and cash equivalents:
Increase (decrease) for the period	1,348	(11,138)	(1,574)	—	(11,364)
Balance, beginning of period	5,650	11,570	17,157	—	34,377

Balance, end of period (including $273 of cash held for sale)	$6,998	$432	$15,583	$—	$23,013

MSX INTERNATIONAL, INC.

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
for the fiscal year ended January 2, 2005

	MSXI	Guarantor	Non-Guarantor		MSXI
	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Cash flows from operating activities:
Net income	$1,657	$21,789	$13,740	$(35,529)	$1,657
Adjustments to reconcile net income (loss) to net cash (used for) provided by operating activities:
Equity in affiliates	(21,789)	(13,740)	—	35,529	—
Depreciation	—	4,222	4,321	—	8,543
Amortization of debt issuance	4,040	—	305	—	4,345
costs Deferred taxes	(4,067)	4,067	953	—	953
Loss on sale/disposal of property and equipment	—	20	41	—	61
Decrease in receivables, net	—	27,055	21,359	—	48,414
Increase in inventory	—	(3,487)	(56)	—	(3,543)
Decrease in prepaid expenses and other assets	—	1,414	88	—	1,502
Increase (decrease) in current	1,574	(23,127)	(27,302)	—	(48,855)
liabilities Other, net	—	939	1,495	—	2,434

Net cash (used for) provided by operating activities	(18,585)	19,152	14,944	—	15,511

Cash flows from investing activities:
Capital expenditures	—	(512)	(2,211)	—	(2,723)
Payments for contingent consideration and minority interests	—	(4,000)	(354)	—	(4,354)
Proceeds from sale/disposition of equipment and investments	—	46	278	—	324
Other, net	—	2,269	—	—	2,269

Net cash used for investing activities	—	(2,197)	(2,287)	—	(4,484)

Cash flows from financing activities:
Transactions with subsidiaries	6,117	4,945	(11,062)	—	—
Debt issuance costs	(482)	—	63	—	(419)
Changes in revolving debt, net	—	—	(1,621)	—	(1,621)
Change in book overdrafts	—	(10,721)	—	—	(10,721)

Net cash provided by (used for) financing activities	5,635	(5,776)	(12,620)	—	(12,761)

Effect of foreign exchange rate changes on cash and cash equivalents	—	—	(539)	—	(539)

Cash and cash equivalents:
(Decrease) increase for the period	(12,950)	11,179	(502)	—	(2,273)
Balance, beginning of period	18,600	391	17,659	—	36,650

Balance, end of period	$5,650	$11,570	$17,157	$—	$34,377

19.	Guarantor and Non-Guarantor Subsidiaries of MSXI Limited:

The senior secured notes issued by MSXI Limited are collateralized by the accounts receivable of MSXI Limited and substantially all of the assets of MSXI and its domestic subsidiaries, subject to permitted liens. Payment obligations under the senior secured notes issued by MSXI Limited are guaranteed jointly and severally by MSXI and all of its domestic subsidiaries. Because of the parent and subsidiary guarantee structure, the Company is required to present the following condensed consolidating financial information for:

•	MSXI — the parent company

•	MSXI Limited — the issuer

•	The guarantor subsidiaries

•	The non-guarantor subsidiaries

•	MSXI on a consolidated basis

Investments in subsidiaries, if any, are accounted for under the equity method. The principal elimination entries are to eliminate the investments in subsidiaries and intercompany balances and transactions. Separate financial statements for the guarantor and non-guarantor subsidiaries are not presented because management has determined those would not be significant to the holders of the senior secured notes.

MSX INTERNATIONAL, INC.

CONDENSED CONSOLIDATING BALANCE SHEET
as of December 31, 2006

		MSXI
	MSXI	Limited	Guarantor	Non-Guarantor		MSXI
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$22,256	$2,792	$369	$6,218	$—	$31,635
Restricted cash and cash equivalents	4,387	—	—	—	—	4,387
Accounts receivable, net	—	8,808	46,585	33,586	—	88,979
Inventory	—	—	510	—	—	510
Prepaid expenses and other assets	—	489	1,053	969	—	2,511
Deferred income taxes, net	—	—	3,599	4,951	(3,868)	4,682

Total current assets	26,643	12,089	52,116	45,724	(3,868)	132,704
Property and equipment, net	—	255	786	1,330	—	2,371
Goodwill, net	—	33	25,743	5	—	25,781
Investment in subsidiaries	42,040	—	(3,424)	19,723	(56,577)	1,762
Assets held for sale	—	—	—	1,073	—	1,073
Other assets	2,244	153	894	54	—	3,345
Deferred income taxes, net	5,518	1,080	—	—	(6,532)	66

Total assets	$76,445	$13,610	$76,115	$67,909	$(66,977)	$167,102

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Notes payable and current portion of long-term debt	$100,239	$—	$—	$1,991	$—	$102,230
Accounts payable and drafts	—	7,120	41,845	10,912	—	59,877
Accrued liabilities	12,024	4,273	15,762	22,633	—	54,692
Deferred income taxes, net	3,599	269	—	—	(3,868)	—

Total current liabilities	115,862	11,662	57,607	35,536	(3,868)	216,799
Long-term debt	136,648	17,419	—	647	—	154,714
Intercompany accounts	30,378	(35,064)	(30,594)	35,280	—	—
Other long-term liabilities	—	(130)	1,274	885	—	2,029
Deferred income taxes, net	—	—	5,788	744	(6,532)	—

Total liabilities	282,888	(6,113)	34,075	73,092	(10,400)	373,542
Redeemable Series A Preferred Stock	115,208	—	—	—	—	115,208
Shareholders’ (deficit) equity	(321,651)	19,723	42,040	(5,183)	(56,577)	(321,648)

Total liabilities and shareholders’ (deficit) equity	$76,445	$13,610	$76,115	$67,909	$(66,977)	$167,102

MSX INTERNATIONAL, INC.

CONDENSED CONSOLIDATING BALANCE SHEET
as of January 1, 2006

		MSXI
	MSXI	Limited	Guarantor	Non-Guarantor		MSXI
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$6,998	$6,980	$432	$8,330	$—	$22,740
Restricted cash and cash equivalents	4,997					4,997
Accounts receivable, net	—	10,616	55,279	30,789	—	96,684
Inventory	—	—	778	7	—	785
Prepaid expenses and other assets	—	578	2,095	1,035	—	3,708
Assets held for sale	—	—	7,327	28,902	—	36,229
Deferred income taxes, net	—	—	3,718	6,023	(4,107)	5,634

Total current assets	11,995	18,174	69,629	75,086	(4,107)	170,777
Property and equipment, net	—	300	2,154	1,303	—	3,757
Goodwill, net	—	29	26,475	—	—	26,504
Investment in subsidiaries	14,493	—	(6,006)	13,920	(22,407)	—
Assets held for sale	—	—	497	5,091	—	5,588
Other assets	3,698	288	2,760	64	—	6,810
Deferred income taxes, net	3,373	2,562	—	—	(4,935)	1,000

Total assets	$33,559	$21,353	$95,509	$95,464	$(31,449)	$214,436

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Notes payable and current portion of long-term debt	$—	$—	$—	$—	$—	$—
Accounts payable and drafts	—	7,409	42,049	14,009	—	63,467
Accrued liabilities	11,499	5,609	26,655	17,914	—	61,677
Liabilities held for sale	—	—	1,653	29,679	—	31,332
Deferred income taxes, net	3,850	257	—	—	(4,107)	—

Total current liabilities	15,349	13,275	70,357	61,602	(4,107)	156,476
Long-term debt	234,610	17,078	—	—	—	251,688
Intercompany accounts	(8,132)	(22,870)	2,160	28,842	—	—
Long-term deferred compensation and other liabilities	—	(50)	4,916	536	—	5,402
Liabilities held for sale	—	—	72	9,066	—	9,138
Deferred income taxes, net	—	—	3,511	1,424	(4,935)	—

Total liabilities	241,827	7,433	81,016	101,470	(9,042)	422,704
Redeemable Series A Preferred Stock	102,566	—	—	—	—	102,566
Shareholders’ (deficit) equity	(310,834)	13,920	14,493	(6,006)	(22,407)	(310,834)

Total liabilities and shareholders’ (deficit) equity	$33,559	$21,353	$95,509	$95,464	$(31,449)	$214,436

MSX INTERNATIONAL, INC.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
for the three fiscal years ended December 31, 2006

		MSXI
	MSXI	Limited	Guarantor	Non-Guarantor		MSXI
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Fiscal Year Ended December 31, 2006
Net sales	$—	$26,661	$202,485	$133,106	$(37)	$362,215
Cost of sales	—	19,102	168,878	108,484	(37)	296,427

Gross profit	—	7,559	33,607	24,622	—	65,788
Selling, general and administrative expenses	—	1,819	16,105	8,946	—	26,870
Restructuring and severance costs	—	—	2,764	359	—	3,123

Income from continuing operations before interest, income taxes, and equity in affiliates	—	5,740	14,738	15,317	—	35,795
Interest expense, net	30,679	(1,244)	(1,002)	1,055	—	29,488
Loss (gain) on investment			1,560	(1,560)

(Loss) income from continuing operations before income taxes and equity in affiliates	(30,679)	6,984	14,180	15,822	0	6,307
Income tax (benefit) provision	(4,956)	2,181	5,287	5,206	—	7,718
Equity in affiliates	24,312	—	15,419	4,803	(44,534)	—

(Loss) income from continuing operations	(1,411)	4,803	24,312	15,419	(44,534)	(1,411)
Income (loss) from discontinued operations, net	7,377	(193)	7,377	5,531	(12,715)	7,377

Net income	$5,966	$4,610	$31,689	$20,950	$(57,249)	$5,966

Fiscal Year Ended January 1, 2006
Net sales	$—	$25,208	$261,979	$115,159	$(67)	$402,279
Cost of sales	—	16,460	226,848	94,866	(67)	338,107

Gross profit	—	8,748	35,131	20,293	—	64,172
Selling, general and administrative expenses	—	2,596	18,136	8,271	—	29,003
Amortization of goodwill and intangibles	—	—	—	—	—	—
Restructuring and severance costs	—	229	1,589	814	—	2,632
Gain on extinguishment of debt	—	—	—	(704)	—	(704)

Income from continuing operations before interest, income taxes, equity in affiliates	—	5,923	15,406	11,912	—	33,241
Interest expense, net	26,914	3,111	2,937	1,081	—	34,043

(Loss) income from continuing operations before income taxes, equity in affiliates	(26,914)	2,812	12,469	10,831	—	(802)
Income tax (benefit) provision	(4,605)	(2,000)	4,244	3,069	—	708
Equity in affiliates	20,799	—	12,574	4,812	(38,185)	—

(Loss) income from continuing operations	(1,510)	4,812	20,799	12,574	(38,185)	(1,510)
(Loss) income from discontinued operations, net	(112,900)	450	(112,900)	(23,950)	136,400	(112,900)

Net (loss) income	$(114,410)	$5,262	$(92,101)	$(11,376)	$98,215	$(114,410)

MSX INTERNATIONAL, INC.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Fiscal Years Ended December 31, 2006

		MSXI
	MSXI	Limited	Guarantor	Non-Guarantor		MSXI
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Fiscal Year Ended January 2, 2005
Net sales	$—	$22,781	$293,565	$101,588	$(183)	$417,751
Cost of sales	—	16,536	252,875	81,013	(183)	350,241

Gross profit	—	6,245	40,690	20,575	—	67,510
Selling, general and administrative expenses	—	3,490	23,008	5,567	—	32,065
Restructuring and severance costs	—	—	209	—	—	209

Income from continuing operations before interest, income taxes, and equity in affiliates	—	2,755	17,473	15,008	—	35,236
Interest expense, net	25,267	697	4,374	470	—	30,808

(Loss) income from continuing operations before income taxes, and equity in affiliates	(25,267)	2,058	13,099	14,538	—	4,428
Income tax (benefit) provision	(5,135)	(143)	4,677	2,208	—	1,607
Equity in affiliates	22,953	—	14,531	2,201	(39,685)	—

Income from continuing operations	2,821	2,201	22,953	14,531	(39,685)	2,821
(Loss) income from discontinued operations	(1,164)	934	(1,164)	(791)	1,021	(1,164)

Net income	$1,657	$3,135	$21,789	$13,740	$(38,664)	$1,657

MSX INTERNATIONAL, INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
for the fiscal year ended December 31, 2006

		MSXI
	MSXI	Limited	Guarantor	Non-Guarantor		MSXI
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(in thousands)

Cash flows from operating activities:
Net income	$5,966	$4,610	$31,689	$20,950	$(57,249)	$5,966
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Equity in affiliates	(31,689)	—	(20,950)	(4,610)	57,249	—
Loss (gain) on asset impairment and sale	—	193	(481)	(4,826)	—	(5,114)
Depreciation	—	210	1,381	743	—	2,334
Amortization of debt issuance costs	4,536	579	—	—	—	5,115
Deferred taxes	(2,396)	1,493	2,534	735	—	2,366
Loss on sale/disposal of property and investments	—	4	333	74	—	411
Decrease in receivable, net	—	1,810	9,039	752	—	11,601
Decrease (increase) in inventory	—	—	269	(39)	—	230
Decrease in prepaid expenses and other assets	—	89	1,042	65	—	1,196
Increase (decrease) in current liabilities	528	(1,625)	(8,786)	(4,648)	—	(14,531)
Other, net	—	(66)	(626)	(1,052)	—	(1,744)

Net cash (used for) provided by operating activities	(23,055)	7,297	15,444	8,144	—	7,830

Cash flows from investing activities:
Capital expenditures	—	(144)	(432)	(850)	—	(1,426)
Payments for contingent consideration and minority interests	—	—	(6,217)	—	—	(6,217)
Proceeds from sale/disposal of businesses, net of expenses paid	—	(193)	6,772	4,773	—	11,352
Increase in restricted cash and cash equivalents	(11,697)	—	—	—	—	(11,697)
Release of restricted cash and cash equivalents	12,307	—	—	—	—	12,307
Proceeds from sale/disposal of equipment and investments	—	7	65	44	—	116

Net cash provided by (used for) investing activities	610	(330)	188	3,967	—	4,435

Cash flows from financing activities:
Intercompany	38,510	(12,194)	(32,754)	6,438	—	—
Transactions with subsidiaries	—	—	16,018	(16,018)	—	—
Changes in revolving debt, net	—	—	—	2,160	—	2,160
Debt issuance costs	(807)	—	—	—	—	(807)
Repayment of long-term debt	—	—	—	(3,783)	—	(3,783)
Changes in book overdrafts, net	—	—	1,070	(112)	—	958

Net cash provided by (used for) financing activities	37,703	(12,194)	(15,666)	(11,315)	—	(1,472)

Effect of foreign exchange rate changes on cash and cash equivalents	—	1,039	(30)	(3,180)	—	(2,171)

Cash and cash equivalents:
Increase (decrease) for the period	15,258	(4,188)	(64)	(2,384)	—	8,622
Balance, beginning of period	6,998	6,980	433	8,602	—	23,013

Balance, end of period	$22,256	$2,792	$369	$6,218	$—	$31,635

MSX INTERNATIONAL, INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
for the fiscal year ended January 1, 2006

		MSXI
	MSXI	Limited	Guarantor	Non-Guarantor		MSXI
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Cash flows from operating activities:
Net (loss) income	$(114,410)	$5,262	$(92,101)	$(11,376)	$98,215	$(114,410)
Adjustments to reconcile net (loss) income to net cash (used for) provided by operating activities:
Equity in affiliates	92,101	—	11,376	(5,262)	(98,215)	—
(Gain) loss on asset impairment and sale	—	(578)	—	4,578	—	4,000
Gain on extinguishment of debt	—	—	—	(704)	—	(704)
Depreciation	—	612	2,924	1,410	—	4,946
Goodwill impairment charges	—	—	89,827	16,868	—	106,695
Amortization of debt issuance costs	4,191	437	—	—	—	4,628
Deferred taxes	(835)	(2,304)	835	(275)	—	(2,579)
(Gain) loss on sale/disposal of property and investments	—	(1)	(23)	213	—	189
Decrease in receivable, net	—	1,655	11,066	22,926	—	35,647
Decrease in inventory	—	—	3,339	472	—	3,811
(Increase) decrease in prepaid expenses and other assets	—	(266)	537	(609)	—	(338)
Increase (decrease) in current liabilities	499	481	(16,848)	(14,374)	—	(30,242)
Other, net	—	(390)	(910)	(2,608)	—	(3,908)

Net cash (used for) provided by operating activities	(18,454)	4,908	10,022	11,259	—	7,735

Cash flows from investing activities:
Capital expenditures	—	(190)	(1,123)	(3,735)	—	(5,048)
Payments for contingent consideration and minority interests	—	—	(2,417)	—	—	(2,417)
Proceeds from sale/disposal of businesses, net of expenses paid	—	5,608	—	(520)	—	5,088
Increase in restricted cash and cash equivalents	(4,997)	—	—	—	—	(4,997)
Proceeds from sale/disposal of equipment and investments	—	10	55	162	—	227

Net cash (used for) provided by investing activities	(4,997)	5,428	(3,485)	(4,093)	—	(7,147)

Cash flows from financing activities:
Transactions with subsidiaries	24,831	(1,144)	(14,838)	(8,849)	—	—
Repayment of debt	—	—	—	(1,901)	—	(1,901)
Debt issuance costs	(32)	—	—	—	—	(32)
Changes in revolving debt, net	—	(579)	—	(7,306)	—	(7,885)
Changes in book overdrafts, net	—	—	(2,837)	375	—	(2,462)

Net cash provided by (used for) financing activities	24,799	(1,723)	(17,675)	(17,681)	—	(12,280)

Effect of foreign exchange rate changes on cash and cash equivalents	—	(1,651)	—	1,979	—	328

Cash and cash equivalents:
Increase (decrease) for the period	1,348	6,962	(11,138)	(8,536)	—	(11,364)
Balance, beginning of period	5,650	18	11,570	17,139	—	34,377

Balance, end of period (including $273 of cash held for sale)	$6,998	$6,980	$432	$8,603	$—	$23,013

MSX INTERNATIONAL, INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
for the fiscal year ended January 2, 2005

		MSXI
	MSXI	Limited	Guarantor	Non-Guarantor		MSXI
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Cash flows from operating activities:
Net income	$1,657	$3,135	$21,789	$13,740	$(38,664)	$1,657
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Equity in affiliates	(21,789)	—	(13,740)	(3,135)	38,664	—
Depreciation	—	1,465	4,222	2,856	—	8,543
Amortization of debt issuance costs	4,040	305	—	—	—	4,345
Deferred taxes	(4,067)	—	4,067	953	—	953
(Gain) loss on sale/disposal of property and investments	—	(87)	20	128	—	61
Decrease in receivable, net	—	4,495	27,055	16,864	—	48,414
Increase in inventory	—	—	(3,487)	(56)	—	(3,543)
(Increase) decrease in prepaid expenses and other assets	—	(225)	1,414	313	—	1,502
Increase (decrease) in current liabilities	1,574	(12,176)	(23,127)	(15,126)	—	(48,855)
Other, net	—	121	939	1,374	—	2,434

Net cash (used for) provided by operating activities	(18,585)	(2,967)	19,152	17,911	—	15,511

Cash flows from investing activities:
Capital expenditures	—	(346)	(512)	(1,865)		(2,723)
Payments for contingent consideration and minority interests	—	—	(4,000)	(354)		(4,354)
Proceeds from sale/disposal of equipment and investments	—	108	46	170		324
Other, net	—	—	2,269	—		2,269

Net cash used for investing activities	—	(238)	(2,197)	(2,049)	—	(4,484)

Cash flows from financing activities:
Transactions with subsidiaries	6,117	(2,793)	4,945	(8,269)	—	—
Debt issuance costs	(482)	63	—	—	—	(419)
Changes in revolving debt, net	—	608	—	(2,229)	—	(1,621)
Changes in book overdrafts, net	—	—	(10,721)	—	—	(10,721)

Net cash provided by (used for) financing activities	5,635	(2,122)	(5,776)	(10,498)	—	(12,761)

Effect of foreign exchange rate changes on cash and cash equivalents	—	(292)	—	(247)	—	(539)

Cash and cash equivalents:
(Decrease) increase for the period	(12,950)	(5,619)	11,179	5,117	—	(2,273)
Balance, beginning of period	18,600	5,639	391	12,020	—	36,650

Balance, end of period	$5,650	$20	$11,570	$17,137	$—	$34,377